Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-205450

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED AUGUST 5, 2015

COMMUNICATIONS SALES & LEASING, INC.

CSL CAPITAL, LLC

Offer to Exchange

$1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 for

$1,110,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 that have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m.,

New York City time, on September 2, 2015, unless earlier terminated or extended.

This is a prospectus supplement to our prospectus dated August 5, 2015 (the “Prospectus”) relating to our joint offer, upon the terms and subject to the conditions set forth in the Prospectus (which constitute the “exchange offer”), to exchange up to $1,110,000,000 aggregate principal amount of our registered 8.25% Senior Notes due 2023 for a like principal amount of certain of our outstanding 8.25% Senior Notes due 2023 issued on April 24, 2015.

On August 13, 2015, we filed our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 with the Securities and Exchange Commission. We are filing this prospectus supplement to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Quarterly Report on Form 10-Q.  The text of our Quarterly Report on Form 10-Q is attached to and a part of this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  To the extent there is a discrepancy between the information contained in this prospectus supplement and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

You should consider carefully the “Risk Factors” beginning on page 22 of the Prospectus and those contained in Part II, Item 1A of our Quarterly Report on Form 10-Q before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission File Number: 001-36708

Communications Sales & Leasing, Inc.

(Exact name of registrant as specified in its charter)

Maryland	46-5230630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     Yes  ☒      No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a small reporting company)	Small reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

As of August 7, 2015, the registrant had 150,558,346 shares of common stock, $0.0001 par value per share, outstanding.

EXPLANATORY NOTE

This Quarterly Report on Form 10-Q of Communications Sales & Leasing, Inc. (the “Company,” “CS&L,” “we,” “us” or “our”) pertains to the period from April 24, 2015 to June 30, 2015. Prior to April 24, 2015, CS&L was a wholly-owned subsidiary of Windstream Services, LLC (“Windstream Services”), a wholly owned subsidiary of Windstream Holdings, Inc. (“Windstream Holdings,” and together with its subsidiaries, “Windstream”). On April 24, 2015, Windstream contributed certain telecommunications network assets, including fiber and copper networks and other real estate (the “Distribution Systems”) and a small consumer competitive local exchange carrier (“CLEC”) business (the “Consumer CLEC Business”), to CS&L. In exchange, CS&L issued to Windstream Services (i) approximately 149.8 million shares of its common stock, par value $0.0001 per share, (ii) $400.0 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the “Secured Notes”), (iii) $1.11 billion aggregate principal amount of 8.25% Senior Notes due October 15, 2023 (the “Senior Notes” and together with the Secured Notes, the “Notes”), (iv) $990 million of term loans under CS&L’s senior credit facilities and (v) approximately $1.04 billion in cash obtained from borrowings under CS&L’s senior credit facilities. The contribution of the Distribution Systems and the Consumer CLEC Business and the related issuance of cash, debt and equity securities are referred to herein as the “Spin-Off.” The Spin-Off was effective on April 24, 2015.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q includes forward-looking statements as defined under U.S. federal securities law. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: the benefits and tax treatment of the Spin-Off; future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to:

•	our ability to achieve some or all the benefits that we expect to achieve from the Spin-Off;
•

the ability and willingness of Windstream and future customers to meet and/or perform their obligations under any contractual arrangements entered into with us, including master lease arrangements, and any of their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•	the ability of Windstream and future customers to comply with laws, rules and regulations in the operation of the assets we lease to them;
•

the ability and willingness of Windstream and our future customers to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant;

•	the availability of and our ability to identify suitable acquisition opportunities and our ability to acquire and lease the respective properties on favorable terms;
•	our ability to generate sufficient cash flows to service our outstanding indebtedness;
•	our ability to access debt and equity capital markets;
•	credit rating downgrades;
•	fluctuating interest rates;
•	our ability to retain our key management personnel;
•	our ability to qualify or maintain our status as a real estate investment trust (“REIT”);
•	changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs;
•	covenants in our debt agreements that may limit our operational flexibility;
•

other risks inherent in the communications industry and in the ownership of communications distribution systems, including potential liability relating to environmental matters and illiquidity of real estate investments; and

•

additional factors discussed in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A “Risk Factors” of this Quarterly Report on Form 10-Q.

Forward-looking statements speak only as of the date of this Quarterly Report. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.

Communications Sales & Leasing, Inc.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

Communications Sales & Leasing, Inc.

Condensed Consolidated Balance Sheet

(unaudited)

(Thousands, except par value)	June 30 ,2015
Assets:
Real estate investments	$5,997,438
Accumulated depreciation real estate investments	(3,557,112)
Net real estate investments	2,440,326
Cash and cash equivalents	154,615
Accounts receivable, net	3,507
Customer list intangible assets, net	12,458
Derivative asset	28,551
Straight-line rent receivable	3,200
Other assets	2,983
Total Assets	$2,645,640
Liabilities and Shareholders' Deficit:
Accounts payable, accrued expenses and other liabilities	$33,047
Dividend payable	66,576
Deferred income taxes	6,633
Notes and other debt	3,508,685
Total liabilities	3,614,941

Commitments and contingencies (Note 12)

Preferred stock, $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-
Common stock, $0.0001 par value, 500,000 shares authorized, 149,832 shares issued and outstanding	150
Additional paid-in capital	-
Accumulated other comprehensive income	28,551
Distributions in excess of accumulated earnings	(998,002)
Total shareholders' deficit	(969,301)
Total Liabilities and Shareholders' Deficit	$2,645,640

The accompanying notes are an integral part of these condensed consolidated financial statements.

Communications Sales & Leasing, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(Thousands, except per share data)	April 24 - June 30, 2015
Revenues:
Rental revenues	$124,172
Consumer CLEC	4,576
Total revenues	128,748
Costs and Expenses:
Interest expense	48,797
Depreciation and amortization	64,444
General and administrative expense	3,234
CLEC operating expense	3,741
Total costs and expenses	120,216
Income before income taxes	8,532
Income tax expense	231
Net income	8,301
Participating securities' share in earnings	(325)
Net income applicable to common shareholders	$7,976

Earnings per common share:
Basic	$0.05
Diluted	$0.05

Weighted-average number of common shares outstanding
Basic	149,827
Diluted	149,827

Dividends declared per common share	$0.44

The accompanying notes are an integral part of these condensed consolidated financial statements.

Communications Sales & Leasing, Inc.

Condensed Consolidated Statement of Comprehensive Income

(unaudited)

(Thousands)	April 24 - June 30, 2015
Net income	$8,301
Other comprehensive income:
Unrealized gain on derivative contracts	28,551
Comprehensive income	$36,852

The accompanying notes are an integral part of these condensed consolidated financial statements.

Communications Sales & Leasing, Inc.

Condensed Consolidated Statement of Shareholders’ Deficit

(unaudited)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Distributions in Excess of Accumulated Earnings	Total Shareholders' Deficit
(Thousands, except share data)	Shares	Amount	Shares	Amount
Balance at April 24, 2015	-	$-	149,827,214	$150	$-	$-	$2,508,270	$2,508,420
Net income	-	-	-	-	-	-	8,301	8,301
Distributions to Windstream related to Spin-Off	-	-	-	-	-	-	(3,447,879)	(3,447,879)
Other comprehensive income	-	-	-	-	-	28,551	-	28,551
Common stock dividends	-	-	-	-	-	-	(66,576)	(66,576)
Equity issuance cost	-	-	-	-	(338)	-	(118)	(456)
Stock-based compensation	-	-	4,440	-	338	-	-	338
Balance at June 30, 2015	-	$-	149,831,654	$150	$-	$28,551	$(998,002)	$(969,301)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Communications Sales & Leasing, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(Thousands)	April 24 - June 30, 2015
Cash flow from operating activities
Net income	$8,301
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,444
Amortization of deferred financing costs	1,272
Amortization of debt discount	1,366
Deferred income taxes	(292)
Straight-line rental revenues	(3,200)
Stock-based compensation	338
Other	35
Changes in:
Accounts receivable	(1,640)
Other assets	(1,827)
Accounts payable, accrued expenses and other liabilities	24,634
Net cash provided by operating activities	93,431

Cash flow from investing activities
Consideration paid to Windstream Services, LLC	(1,035,029)
Capital expenditures	(397)
Net cash used in investing activities	(1,035,426)

Cash flow from financing activities
Proceeds from issuance of Term Loans	1,127,000
Deferred financing costs	(29,933)
Common stock issuance costs	(456)
Cash in-lieu of fractional shares	(19)
Net cash provided by financing activities	1,096,592

Net increase in cash and cash equivalents	154,597
Cash and cash equivalents at beginning of period	18
Cash and cash equivalents at end of period	$154,615

Supplemental cash flow information:
Cash paid for interest	$24,583

Non-cash investing and financing activities:
Issuance of notes and other debt to Windstream Services, LLC, net of deferred financing costs ($34,681)	$2,412,829
Tenant capital improvements	$6,303
Accrual of dividends declared	$66,576

The accompanying notes are an integral part of these condensed consolidated financial statements

.

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 1. Organization and Description of Business and Basis of Presentation

Communications Sales & Leasing, Inc. (the “Company,” “CS&L,” “we,” “us” or “our”) was incorporated in the state of Delaware in February 2014 and reorganized in the state of Maryland on September 4, 2014 as a subsidiary of Windstream Holdings, Inc. (“Windstream Holdings” and, together with its consolidated subsidiaries “Windstream”). On April 24, 2015, in connection with the separation and spin-off of CS&L from Windstream (the “Spin-Off”), Windstream contributed certain telecommunications network assets, including fiber and copper networks and other real estate (the “Distribution Systems”) and a small consumer competitive local exchange carrier (“CLEC”) business (the “Consumer CLEC Business”) to CS&L in exchange for certain consideration paid to Windstream. The assets and liabilities of the Distribution Systems and Consumer CLEC Business were recorded in our Condensed Consolidated Financial statements on a carryover basis as of the date of the Spin-Off.

As a result of the Spin-Off, we are an independent, publicly traded company, primarily engaged in the ownership, acquisition, leasing and funding the construction of communication distribution systems. We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). We intend to elect on our U.S. federal income tax return for the taxable year ending December 31, 2015 to be treated as a real estate investment trust (“REIT”).

The Consumer CLEC Business, which historically has been reported as an integrated operation within Windstream, offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. We have elected to treat the Consumer CLEC Business as a “taxable REIT subsidiary” effective on the first day of the first taxable year that CS&L qualifies as a REIT.

Note 2. Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”), and with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of results for the interim period have been included. Operating results for the period from April 24, 2015 through June 30, 2015 are not necessarily indicative of the results that may be expected for the period ending December 31, 2015. The accompanying Consolidated Financial Statements and related notes should be read in conjunction with the audited consolidated financial statements and notes thereto included in our information statement on Form 10 filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 26, 2015. All material intercompany balances and transactions have been eliminated.

Note 3. Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements, and such differences could be material.

Real Estate Investments—Real estate investments are stated at original cost, less accumulated depreciation and consists of land and central office buildings, copper and fiber optic cable lines, telephone poles, underground conduits, concrete pads, pedestals, guy wires, anchors, and attachment hardware. Costs of maintenance and repairs to real estate investments are the responsibility of our tenant under triple-net leasing arrangements.

Certain real estate investments are depreciated using a group composite depreciation method. Under this method, when property is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property. For all other property, depreciation is computed using the straight-line method over the estimated useful life of the respective property. When the property is retired or otherwise disposed of, the related cost and accumulated

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

depreciation are written-off, with the corresponding gain or loss reflected in operating results.

Tenant Capital Improvements – Our lease with Windstream provides that tenant funded capital improvements (“TCI’s”), defined as maintenance, repair, overbuild, upgrade or replacements to the leased network, including, without limitation, the replacement of copper distribution systems with fiber distribution systems, automatically become property of CS&L upon their construction by Windstream. We receive non-monetary consideration related to the TCIs as they automatically become our property, and we recognize the cost basis of TCIs that are capital in nature as real estate investments and deferred revenue. Deferred revenue is recorded within accounts payable, accrued expenses and other liabilities. We depreciate the real estate investments over their estimated useful lives and amortize the deferred revenue as additional leasing revenues over the same depreciable life of the TCI assets. At June 30, 2015, the net book value of TCI’s recorded as a component of real estate investments, net on our Condensed Consolidated Balance Sheet was $6.3 million.

Impairment of Long-Lived Assets—We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows we expected the asset group to generate. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows.

Cash and Cash Equivalents—Cash and cash equivalents include all non-restricted cash held at financial institutions and other non-restricted highly liquid short-term investments with original maturities of three months or less.

Derivative Instruments and Hedging Activities—We account for our derivatives in accordance with FASB ASC 815, Derivatives and Hedging, in which we reflect all derivative instruments at fair value as either assets or liabilities on our Condensed Consolidated Balance Sheet. For derivative instruments that are designated and qualify as hedging instruments, we record the effective portion of the gain or loss on the hedge instruments as a component of accumulated other comprehensive income. Any ineffective portion of a derivative’s change in fair value is immediately recognized within net income. For derivatives that do not meet the criteria for hedge accounting, changes in fair value are immediately recognized within net income. See Note 5.

Customer List Intangible Assets—Customer list intangible assets are presented in the financial statements at cost less accumulated amortization and are amortized using the sum-of-the-digits method over their estimated useful lives.

Revenue Recognition—We recognize leasing revenues on a straight-line basis over the applicable lease term when collectability is reasonably assured. Recognizing leasing income on a straight-line basis generally results in recognized revenues during the first half of the lease term in excess of cash amounts contractually due from our tenants, creating a straight-line rent receivable.

We evaluate the collectability of straight-line rent receivables and record a provision for doubtful accounts if management believes the receivables to be uncollectible. At June 30, 2015 no allowance was recorded related to our straight-line rent receivable.

Consumer CLEC Business revenues are primarily derived from providing access to or usage of leased networks and facilities, and are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

Stock-Based Compensation—We account for stock-based compensation using the fair value method of accounting. We have determined that our stock-based payment awards granted in exchange for employee services qualify as equity classified awards, which are measured based on the fair value of the award on the date of the grant. The fair value of restricted stock-based payments is based on the market value of our common stock on the date of grant. The fair value of performance-based awards, which have performance conditions, is based on a Monte Carlo simulation. The fair value of all stock-based compensation is recognized over the period during which an employee is required to provide services in exchange for the award.

Income Taxes—We intend to elect on our U.S. federal income tax return for the taxable year ending December 31, 2015 to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, we must distribute at least 90% of our annual REIT taxable income to shareholders, and meet certain organizational and operational requirements, including asset holding requirements. As a REIT, we will generally not be subject to U.S. federal income tax on income that we distribute as dividends to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax,

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and we could not deduct dividends paid to our shareholders in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

To maintain REIT status, we must distribute a minimum of 90% of our taxable income. We intend to make regular quarterly dividend payments of all or substantially all of our income to holders of our common stock, and therefore no provision is required in the accompanying Condensed Consolidated Financial Statements for federal income taxes related to the activities of the REIT and its pass-through subsidiaries. We are subject to the statutory requirements of the locations in which we conduct business, and state and local income taxes are accrued as deemed required in the best judgment of management base on analysis and interpretation of respective tax laws.

We have elected to treat certain subsidiaries as taxable REIT subsidiaries (“TRS”). Certain activities that we undertake must be conducted by a TRS, such as our Consumer CLEC Business, that we could otherwise not perform as a REIT, such as holding certain assets directly. A TRS is subject to both corporate level federal and state income taxes.

Deferred income taxes are recognized in certain taxable entities. Deferred tax assets and liabilities are recognized under the asset and liability method for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

We currently have no liabilities for uncertain income tax positions. We have not yet filed our initial corporate tax return and therefore are not yet subject to examination.

The Company will be subject to a federal corporate level tax rate (currently 35%) on any gain recognized from the sale of assets occurring within a specified period (generally 10 years) after the spin-off up to the amount of the built in gain that existed on April 24, 2015, which is based on the fair market value of the assets in excess of the Company’s tax basis as of such date.

Earnings per Share—Basic earnings per share includes only the weighted average number of common shares outstanding during the period. Dilutive earnings per share includes the weighted average number of common shares and the dilutive effect of restricted stock and performance-based awards outstanding during the period, when such awards are dilutive.

Outstanding restricted stock awards that contain rights to non-forfeitable dividends are deemed to be participating securities, requiring the application of the two-class method of computing basic and dilutive earnings per share.

Fair Value of Financial Instruments—FASB ASC 820, Fair Value Measurements, establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring assets and liabilities at fair values. This hierarchy establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the assessment date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

Level 3 – Unobservable inputs for the asset or liability

Our financial instruments consist of cash and cash equivalents, accounts and other receivables, derivative assets, our outstanding notes and other debt, accounts payable and interest payable.

The following table summarizes the valuation of our financial instruments at June 30, 2015:

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

(Thousands)	Total	Quoted Prices in Active Markets (Level 1)	Prices with Other Observable Inputs (Level 2)	Prices with Unobservable Inputs (Level 3)
Assets
Cash and cash equivalents	$154,615	$154,615	$-	$-
Accounts and other receivables	3,507	3,507	-	-
Derivative asset	28,551	-	28,551	-
Total	$186,673	$158,122	$28,551	$-

Liabilities
Senior secured notes - 6.00% , due April 15, 2023	$389,000	$-	$389,000	$-
Senior unsecured notes - 8.25%, due October 15, 2023	1,082,250	-	1,082,250	-
Senior secured term loan B - variable rate, due October 24, 2022	2,086,500	-	2,086,500	-
Accounts and interest payable	33,047	33,047	-	-
Total	$3,590,797	$33,047	$3,557,750	$-

The carrying value of cash and cash equivalents, accounts and other receivables, accounts payable and interest payable approximate fair values due to the short-term nature of these financial instruments. Derivative assets are carried at fair value.

The Company has determined that the majority of the inputs used to value its derivative assets fall within Level 2 of the fair value hierarchy; however the associated credit valuation adjustments utilized Level 3 inputs, such as estimates of credit spreads, to evaluate the likelihood of default by the Company and its counterparties. As of June 30, 2015, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustment is not significant to the overall value of the derivatives. As such, the Company classifies its derivative assets valuation in Level 2 of the fair value hierarchy.

The total principal balance of our Notes and other debt was $3.65 billion at June 30, 2015, with a fair value of $3.56 billion, based on Level 2 inputs.

Concentration of Credit Risks—In connection with the Spin-Off, we entered into a long-term exclusive triple-net lease agreement with Windstream (the “Master Lease”), pursuant to which all real property currently owned by CS&L is leased to Windstream and from which all of CS&L’s rental revenues are currently derived. Windstream is a publicly traded company and is subject to the periodic filing requirements of the Securities Exchange Act of 1934, as amended. Windstream filings can be found at www.sec.gov. Windstream filings are not incorporated by reference in this Quarterly Report on Form 10-Q.

Because substantially all of our revenue is derived from lease payments by Windstream pursuant to the Master Lease, there could be a material adverse impact on our consolidated results of operations, liquidity and/or financial condition if Windstream experiences operating difficulties and becomes unable to generate sufficient cash to make payments to us. In recent years, Windstream has experienced annual declines in its total revenue and sales.  Accordingly, we monitor the credit quality of Windstream through numerous methods, including by (i) reviewing the credit ratings of Windstream by nationally recognized credit rating agencies, (ii) reviewing the financial statements of Windstream that are publicly available and that are required to be delivered to us pursuant to the Master Lease, (iii) monitoring news reports regarding Windstream and its businesses, (iv) conducting research to ascertain industry trends potentially affecting Windstream, and (v) monitoring the timeliness of its lease payments.

Recently Issued Accounting Standards—In April 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015; however, early adoption is permitted. We have adopted ASU 2015-03 effective April 24, 2015, and therefore have presented debt issuance costs as a direct deduction from the carrying amount of our debt on our Condensed Consolidated Balance Sheet. See Note 7.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). This update outlines a

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

single comprehensive revenue recognition model for entities to follow in accounting for revenue from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive for those goods or services. ASU 2014-09 is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted for public companies for annual periods beginning after December 15, 2016. Management is in the process of determining the method of adoption and assessing the impact of ASU 2014-09 on our financial statements.

Note 4. Real Estate Investments

The carrying value of real estate investments is as follows:

(Thousands)	Depreciable Lives	June 30, 2015
Land		$32,669
Building and improvements	3 - 40 years	310,171
Poles	13 - 40 years	224,322
Fiber	7 - 40 years	1,872,728
Copper	7 - 40 years	3,451,229
Conduit	13 - 47 years	89,465
Construction in progress		16,854
		5,997,438
Less accumulated depreciation		(3,557,112)
Net real estate investments		$2,440,326

Depreciation expense for the period from April 24, 2015 to June 30, 2015 was $63.8 million.

Construction in progress represents in process capital projects that were transferred to us at Spin-Off. As Windstream completes these projects, amounts are reclassified to depreciable assets. We currently do not engage in any construction or development activities.

Note 5. Derivative Instruments and Hedging Activities

The Company uses derivative instruments to mitigate the effects of interest rate volatility inherent in our variable rate debt, which could unfavorably impact our future earnings and forecasted cash flows. The Company does not use derivative instruments for speculative or trading purposes.

On April 27, 2015 we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Senior Secured Term Loan B facility. These interest rate swaps are designated as cash flow hedges and have a notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.105%, and the variable rate received resets monthly to the one-month LIBOR subject to a minimum rate of 1.0%. The Company does not currently have any master netting arrangements related to its derivative contracts.

The following table summarizes the fair value and the presentation in our Condensed Consolidated Balance Sheet:

(Thousands)	Location on Condensed Consolidated Balance Sheet	June 30, 2015
Interest rate swaps	Derivative asset	$28,551

As of June 30, 2015, all of the interest rate swaps were valued in net unrealized gain positions and recognized as asset balances within the derivative asset balance. For the period from April 24, 2015 to June 30, 2015, the amount recorded in other comprehensive income related to the unrealized gain on derivative instruments was $32.9 million. The amount reclassified out of other comprehensive income into interest expense on our Condensed Consolidated Statement of Income was $4.3 million. For the period from April 24, 2015 to June 30, 2015, there was no ineffective portion of the change in fair value derivatives.

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. During the next twelve months, beginning July 1, 2015, we estimate that $22.8 million will be reclassified as an increase to interest expense.

Note 6. Customer List Intangible Assets

The carrying value of the customer list intangible assets is as follows:

	June 30, 2015
	Gross	Accumulated	Net Carrying
(Thousands)	Cost	Amortization	Value
Customer lists	$34,501	$(22,043)	$12,458

Amortization expense for the customer list intangible assets was $0.6 million for the period from April 24, 2015 to June 30, 2015. Amortization expense is estimated to be $2.6 million for the full year of 2015, $3.3 million in 2016, $2.6 million in 2017, $2.0 million in 2018 and $1.4 million in 2019.

Note 7. Notes and Other Debt

Notes and other debt is as follows:

(Thousands)	June 30, 2015
Principal amount	$3,650,000
Less unamortized discount and debt issuance costs	(141,315)
Notes and other debt less unamortized discount and debt issuance costs	$3,508,685

Notes and other debt at June 30, 2015 consisted of the following:

(Thousands)	Principal	Unamortized Discount and Debt Issuance Costs
Senior secured notes - 6.00% , due April 15, 2023 (discount is based on imputed interest rate of 6.29%)	$400,000	$(7,127)
Senior unsecured notes - 8.25%, due October 15, 2023 (discount is based on imputed interest rate of 9.06%)	1,110,000	(52,252)
Senior secured term loan B - variable rate, due October 24, 2022 (discount is based on imputed interest rate of 5.66%)	2,140,000	(81,936)
Senior secured revolving credit facility, variable rate, due April 24, 2020	-	-
Total	$3,650,000	$(141,315)

On April 24, 2015 we, along with our wholly owned subsidiary CSL Capital, LLC (“CSL Capital”), co-issued $400 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the “Secured Notes”) and $1.11 billion aggregate principal amount of 8.25% Senior Unsecured Notes due October 15, 2023 (the “Senior Notes” and together with the Secured Notes, the “Notes”). The Secured Notes were issued at an issue price of 100% of par value, while the Senior Notes were issued at an issue price of 97.055% of par value. The Notes are guaranteed by each of CS&L’s wholly-owned domestic subsidiaries that guarantee indebtedness under CS&L’s senior credit facilities. The Notes were issued to Windstream Services as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. As such, CS&L did not receive any proceeds from the issuance of the Notes. The issuance of the Notes and their exchange by Windstream Services for certain of its outstanding indebtedness were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were exempt from registration under Rule 144A, Regulation S and other applicable exemptions of the Securities Act. Pursuant to a registration rights agreement entered into by the Company in connection with the sale of the Senior Notes, the Company subsequently filed with the SEC a registration statement relating to an exchange offer pursuant to which exchange notes registered with the SEC, containing substantially identical terms to the Senior Notes, will be offered in exchange for Senior Notes that are tendered by the holders of those notes.

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

The Notes contain customary high yield covenants limiting our ability to incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of our assets; and create restrictions on the ability of the CS&L, CSL Capital and our restricted subsidiaries to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions. As of June 30, 2015, we were in compliance with all of the covenants under the Notes.

In addition, on April 24, 2015 the Company and CSL Capital entered into a credit agreement (the “Credit Agreement”), which provides for a $2.14 billion Senior Secured Term Loan B facility due October 24, 2022 (the “Term Loan Facility”) and a $500 million senior secured revolving credit facility maturing April 24, 2020 (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”). The term loans under the Facilities were issued at an issue price of 98.00% of par value, bear interest at a rate equal to a Eurodollar rate, subject to a 1.0% floor, plus an applicable margin equal to 4.00%, and are subject to amortization of 1.0% per annum. The loans have been incurred by the Company and CSL Capital, are guaranteed by certain of CS&L’s wholly-owned subsidiaries (the “Guarantors”), and are secured by substantially all of the assets of CS&L, CSL Capital and the Guarantors, subject to certain exceptions, which assets also secure the Secured Notes. The Revolving Credit Facility bears interest at a rate equal to LIBOR plus 1.75% to 2.25% based on our consolidated secured leverage ratio, as defined in the Credit Agreement.

We are subject to customary covenants under the Credit Agreement, including an obligation to maintain a consolidated secured leverage ratio, as defined in the Credit Agreement, not to exceed 5.00 to 1.00. We are permitted, subject to customary conditions, to incur incremental term loan borrowings and/or increased commitments under the Credit Agreement in an aggregate amount equal to $150 million plus, an unlimited amount, so long as, on a pro forma basis after giving effect to any such increases, our consolidated total leverage ratio, as defined in the Credit Agreement, does not exceed 6.50 to 1.00 and our consolidated secured leverage ratio, as defined, does not exceed 4.00 to 1.00. As of June 30, 2015, we were in compliance with all of the covenants under the Credit Agreement.

The Company transferred $1.04 billion of cash proceeds under the Facilities to Windstream Services, the Company’s parent immediately preceding the Spin-Off, as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. After giving effect to the borrowings under the Facilities, the issuance of the Notes and the transfer of cash to Windstream Services, the Company retained net borrowing proceeds of $62.2 million, which are available to us for general corporate purposes.

Deferred financing costs were incurred in connection with the issuance of the Notes and the Facilities. These costs are amortized using the effective interest method over the term of the related indebtedness, and are included in interest expense in our Condensed Consolidated Statement of Income. For the period from April 24, 2015 to June 30, 2015, we recognized $1.3 million of non-cash interest expense related to the amortization of deferred financing costs.

Note 8. Stock-Based Compensation

The Company’s Board of Directors has adopted the 2015 Equity Incentive Plan (the “Equity Plan”), which is administered by the Compensation Committee of the Board of Directors. Awards issuable under the Equity Plan include incentive stock options, “non-qualified” stock options, stock appreciation rights, performance units and performance shares, restricted shares, and restricted stock units.

In connection with the Spin-Off, the Company issued 538,819 restricted shares and 70,889 performance-based restricted stock units to employees of Windstream in accordance with the terms of the Employee Matters Agreement between the Company and Windstream. Under the Employee Matters Agreement, which governs the compensation and employee benefit obligations of CS&L and Windstream with respect to the current and former employees of each company, employees of Windstream who held equity awards as of the date of the Spin-Off were entitled to receive equity awards of CS&L in the same proportion as if the equity awards had been common shares on the date of the Spin-Off. The CS&L awards issued have the same form and vesting requirements as the underlying Windstream awards. For the purposes of vesting in the CS&L awards, continued service with Windstream is deemed to be continued service with CS&L. We do not recognize any compensation expense in our Condensed Consolidated Statement of Income related to these awards, as none of the employees granted awards provide service to CS&L. At June 30, 2015, 511,387 restricted shares, and 63,723 performance-based restricted stock units issued to Windstream employees remained outstanding.

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

Certain employees of CS&L have retained their unvested Windstream awards that were held prior to the Spin-Off. Unrecognized compensation expense related to these awards was $0.3 million at June 30, 2015, and will be amortized to compensation expense in our Condensed Consolidated Statement of Income on a straight-line basis over the vesting period. For the period from April 24, 2015 to June 30, 2015, we recognized $53,000 of compensation expense related to these awards, which is recorded in general and administrative expense on our Condensed Consolidated Statement of Income.

Restricted Awards

During the period April 24, 2015 to June 30, 2015, the Company granted 229,080 shares of restricted stock to employees, which had a fair value of $5.9 million as of the date of grant. The restricted stock awards are amortized on a straight-line basis to expense over the vesting period. The following table sets forth the number of unvested restricted stock awards and the weighted-average fair value of these awards at the date of grant:

	Restricted Awards	Weighted Average Fair Value at Grant Date
Unvested balance April 24, 2015	-	$-
Granted	229,080	$26.13
Forfeited	-	$-
Vested	-	$-
Unvested balance, June 30, 2015	229,080	$26.13

As of June 30, 2015, total unrecognized compensation expense on restricted awards was approximately $5.6 million, and the weighted average vesting period was 2.9 years.

Performance Awards

The Company grants long-term incentives to members of management in the form of performance-based restricted stock units (“PSUs”) under the Equity Plan. The number of PSUs earned is based on the Company’s achievement of specified performance goals, over a specified performance period, and may range from 0% to 150% of the target shares. The PSUs have a service condition that will expire at the end of the three-year performance period provided that the holder continues to be employed by the Company at the end of the performance period. Holders of PSUs are entitled to dividend equivalents, which will be accrued quarterly and paid in cash upon the vesting of a PSU. Dividend equivalents are forfeited to the extent that the underlying PSU is forfeited.

On May 29, 2015, we issued 60,970 PSUs equal to 100% of the target amount, with an aggregate value of $1.3 million on the grant date. The PSUs, in addition to a service condition, are subject to the Company’s performance versus the total return version of the RMZ Market Equity REIT Index and a triple-net lease peer group, as defined by the Compensation Committee, which are market conditions and impacts the number of shares that ultimately vest. Upon evaluating the results of the market conditions, the final number of shares is determined and such shares vest based on satisfaction of the service condition. The PSUs are amortized on a straight-line based over the vesting period. During the period from April 24, 2015 to June 30, 2015, no PSUs were forfeited due to termination of service.

As of June 30, 2015, total unrecognized compensation expense related to PSUs was approximately $1.3 million, and the weighted-average vesting period was 2.9 years. The fair value of each PSU award is estimated at the date of grant using a Monte Carlo simulation. The simulation requires assumptions for expected volatility, risk-free return, and dividend yield. Our assumptions include a 0% dividend yield, which is the mathematical equivalent to reinvesting the dividends over the three-year performance period as is consistent with the terms of the PSUs. The following table summarizes the assumptions used to value the PSUs granted during the period from April 24, 2015 to June 30, 2015:

April 24, 2015 - June 30, 2015
Expected term (years)	2.9
Expected volatility	26.6%
Expected annual dividend	0.0%
Risk free rate	0.9%

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

For the period April 24, 2015 to June 30, 2015, we recognized $0.3 million of compensation expense related to restricted stock awards and performance-based awards, which is recorded in general and administrative expense on our condensed consolidated statement of income.

Note 9. Related Party Transactions

In connection with the Spin-Off, we issued approximately 149.8 million shares of our common stock, par value $0.0001 per share, to Windstream as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business. Windstream Holdings distributed approximately 80.4% of the CS&L shares it received to existing stockholders of Windstream Holdings and retained a passive ownership interest of approximately 19.6% of the common stock of CS&L. As a result of this ownership Windstream is deemed to be a related party. Our Condensed Consolidated Financial Statements reflect the following transactions with Windstream.

Revenues – The Company records leasing revenue pursuant to the Master Lease. For the period from April 24, 2015 to June 30, 2015, we recognized leasing revenues of $124.2 million related to the Master Lease.

General and Administrative Expenses –We are party to a Transition Services Agreement (“TSA”) pursuant to which Windstream and its affiliates provides, on an interim basis, various services, including but not limited to information technology services, payment processing and collection services, financial and tax services, regulatory compliance and other support services. For the period from April 24, 2015 to June 30, 2015 we incurred $33 thousand of expense under the TSA.

CLEC Operating Expenses –We are party to a Wholesale Master Services Agreement (“Wholesale Agreement”) and a Master Services Agreement with Windstream related to the Consumer CLEC Business. Under the Wholesale Agreement, Windstream provides us transport services (local and long distance telecommunications service), provisioning services (directory assistance, directory listing, service activation and service changes), and repair services (routine and emergency network maintenance, network audits and network security). Under the Master Services Agreement, Windstream provides billing and collections services to CS&L. For the period from April 24, 2015 to June 30, 2015 we incurred expenses of $2.8 million and $0.3 million related to the Wholesale Agreement and Master Services Agreement, respectively.

At June 30, 2015 there was a $13.0 million dividend payable to Windstream related to the pro-rata dividend declared on May 6, 2015, based on Windstream ownership of CS&L shares as of the June 30, 2015 record date. In addition, there was $0.8 million accounts receivable from Windstream related to the collection of Consumer CLEC Business revenues, net of amounts owed to Windstream under the Wholesale Agreement and Master Services Agreement recorded in accounts receivable on our Condensed Consolidated Balance Sheet.

Note 10. Earnings Per Share

Our restricted stock awards are considered participating securities as they receive non-forfeitable rights to dividends at the same rate as common stock. As participating securities, we included these instruments in the computation of earnings per share under the two-class method described in FASB ASC 260, Earnings per Share.

We also issue PSUs; however these units contain forfeitable rights to receive dividends and are therefore considered non-participating restrictive shares and are not dilutive under the two-class method until performance conditions are met.

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

The following sets forth the computation of basic and diluted earnings per share under the two-class method:

(Thousands, except per share data)	April 24 - June 30, 2015
Basic earnings per share:
Numerator:
Net income	$8,301
Less: Income allocated to participating securities	(325)
Net income applicable to common shares	$7,976
Denominator:
Basic weighted-average common shares outstanding	149,827
Basic earnings per common share	$0.05

(Thousands, except per share data)	April 24 - June 30, 2015
Diluted earnings per share:
Numerator:
Net income	$8,301
Less: Income allocated to participating securities	(325)
Net income applicable to common shares	$7,976
Denominator:
Basic weighted-average common shares outstanding	149,827
Effect of dilutive non-participating securities	-
Weighted-average shares for dilutive earnings per common share	149,827
Dilutive earnings per common share	$0.05

Note 11. Segment Information

Our management, including our chief executive officer, who is our chief operating decision maker, manages our operations as two reportable business segments: Leasing and Consumer CLEC. Our Leasing segment represents our REIT operations and corporate expenses not directly attributable to the Consumer CLEC segment. The Consumer CLEC segment represents the operations of our Consumer CLEC Business and corporate expenses directly attributable to the operation of that business. We evaluate the performance of each segment based on Adjusted EBITDA, which is an operating performance measure defined as net income determined in accordance with GAAP, before interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense and the impact, which may be recurring in nature, of acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items. The Company believes that net income, as defined by GAAP, is the most appropriate earnings metric; however we believe that Adjusted EBITDA serves as a useful supplement to net income because it allows investors, analysts and management to evaluate the performance of our segments in a manner that is comparable period over period. Adjusted EBITDA should not be considered as an alternative to net income as determined in accordance with GAAP.

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

(Thousands)	Leasing Operations	Consumer CLEC	Subtotal of Reportable Segments
Revenues	$124,172	$4,576	$128,748
Adjusted EBITDA	121,349	835	122,184

Depreciation and amortization	63,801	643	64,444
Interest expense			48,797
Acquisition and transaction related costs			73
Stock-based compensation			338
Income tax expense			231
Net income			$8,301

Total assets	2,629,399	16,241	2,645,640
Capital expenditures	397	-	397

Note 12. Commitments and Contingencies

In the ordinary course of our business, we are subject to claims and administrative proceedings, none of which we believe are material or would be expected to have, individually or in the aggregate, a material adverse effect on our business, financial condition, cash flows or results of operations.

Windstream has requested, and we have agreed, to fund up to $50 million of capital expenditures during the remainder of 2015. Monthly rent paid by Windstream will increase in accordance with the Master Lease effective as of the date of the funding. As of June 30, 2015,we have not funded any amounts under this commitment.

Note 13. Accumulated Other Comprehensive Income

Changes in accumulated other comprehensive income by component is as follows:

(Thousands)	Changes in Fair Value of Effective Cash Flow Hedge	Total
Balance at April 24, 2015	$-	$-
Other comprehensive income before reclassifications	32,821	32,821
Amounts reclassified from accumulated other comprehensive income	(4,270)	(4,270)
Balance at June 30, 2015	$28,551	$28,551

Note 14. Supplemental Guarantor Information

In connection with the issuance of our 6.00% Senior Secured Notes due 2023, 8.25% Senior Unsecured Notes due 2023 and Term Loan B Facility due 2022, the Guarantors provided guarantees of that indebtedness. These guarantees are full and unconditional as well as joint and several. All property assets and related operations of the Guarantors are pledged as collateral under these obligations and the Guarantors are subject to restrictions on certain investments and payments. Subject to the terms and provisions of the debt agreements, in certain circumstances, a Guarantor may be released from its guarantee obligation including, upon the sale or transfer of any portion of its equity interest or all or substantially all its property, and upon any Guarantor being designated an Unrestricted Subsidiary or otherwise no longer being required to remain a Guarantor given its size or regulatory restrictions.

The following information summarizes our condensed consolidating information as of June 30, 2015 and for the period from April 24, 2015 to June 30, 2015:

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

	Condensed Consolidated Balance Sheet As of June 30, 2015
(Thousands)	CS&L	CSL Capital	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets:
Real estate investments, net of accumulated depreciation	$-	$-	$1,907,626	$532,700	$-	$2,440,326
Cash and cash equivalents	23	-	154,592	-	-	154,615
Accounts receivable, net	-	-	-	3,507	-	3,507
Affiliate receivable	37,898	-	709	-	(38,607)	-
Customer list intangible assets, net	-	-	-	12,458	-	12,458
Derivative asset	28,551	28,551	-	-	(28,551)	28,551
Straight-line rent receivable	-	-	3,200	-	-	3,200
Investment in consolidated subsidiaries	2,561,457	2,561,457	-	-	(5,122,914)	-
Other assets	19	-	2,689	275	-	2,983
Total Assets	$2,627,948	$2,590,008	$2,068,816	$548,940	$(5,190,072)	$2,645,640
Liabilities and Shareholders' Deficit:
Accounts payable, accrued expenses and other liabilities	$21,595	$48,797	$8,962	$2,490	$(48,797)	$33,047
Affiliate payable	393	-	37,898	316	(38,607)	-
Dividend payable	66,576	-	-	-	-	66,576
Deferred income taxes	-	-	1,939	4,694	-	6,633
Notes and other debt	3,508,685	3,508,685	-	-	(3,508,685)	3,508,685
Total liabilities	3,597,249	3,557,482	48,799	7,500	(3,596,089)	3,614,941

Common Stock	150	-	-	-	-	150
Additional paid-in capital	-	-	63	-	(63)	-
Accumulated other comprehensive income	28,551	28,551	-	-	(28,551)	28,551
Distributions in excess of earnings	(998,002)	(996,025)	2,019,954	541,440	(1,565,369)	(998,002)
Total shareholders' deficit	(969,301)	(967,474)	2,020,017	541,440	(1,593,983)	(969,301)
Total Liabilities and Shareholders' Deficit	$2,627,948	$2,590,008	$2,068,816	$548,940	$(5,190,072)	$2,645,640

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

	Condensed Consolidated Statement of Comprehensive Income For the Period from April 24, 2015 to June 30, 2015
(Thousands)	CS&L	CSL Capital	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues:
Rental revenues	$-	$-	$124,172	$-	$-	$124,172
Consumer CLEC	-	-	-	4,576	-	4,576
Total revenues	-	-	124,172	4,576	-	128,748
Costs and Expenses:
Interest expense	48,797	48,797	-	-	(48,797)	48,797
Depreciation and amortization	-	-	46,744	17,700	-	64,444
General and administrative expense	338	-	2,896	-	-	3,234
CLEC operating expense	-	-	-	3,741	-	3,741
Total costs and expenses	49,135	48,797	49,640	21,441	(48,797)	120,216
Earnings (losses) from consolidated subsidiaries	8,639	57,436	-	-	(66,075)	-
Income before income taxes	(40,496)	8,639	74,532	(16,865)	(17,278)	8,532
Income tax expense	-	-	94	137	-	231
Net income	$(40,496)	$8,639	$74,438	$(17,002)	$(17,278)	$8,301

Comprehensive Income	$(11,945)	$37,190	$74,438	$(17,002)	$(45,829)	$36,852

	Condensed Consolidated Statement of Cash Flows For the Period from April 24, 2015 to June 30, 2015
(Thousands)	CS&L	CSL Capital	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flow from operating activities
Net cash provided by operating activities	$(61,540)	$-	$154,971	$-	$-	$93,431

Cash flow from investing activities
Consideration paid to Windstream Services	(1,035,029)	-	-	-	-	(1,035,029)
Capital expenditures	-	-	(397)	-	-	(397)
Net cash used in investing activities	(1,035,029)	-	(397)	-	-	(1,035,426)

Cash flow from financing activities
Proceeds from issuance of Term Loans	1,127,000	-	-	-	-	1,127,000
Deferred financing costs	(29,933)	-	-	-	-	(29,933)
Common stock issuance	(456)	-	-	-	-	(456)
Cash in-lieu of fractional shares	(19)	-	-	-	-	(19)
Net cash provided by investing activities	1,096,592	-	-	-	-	1,096,592

Net increase in cash and cash equivalents	23	-	154,574	-	-	154,597
Cash and cash equivalents, April 24, 2015	-	-	18	-	-	18
Cash and cash equivalents, June 30, 2015	$23	$-	$154,592	$-	$-	$154,615

Note 15. Subsequent Events

On July 15, 2015 we paid the previously announced pro-rata dividend of $0.4418 per share payable to shareholders of record at the close of business on June 30, 2015.

On August 5, 2015, we and CSL Capital launched an offer to exchange up to $1.11 billion aggregate principal of our registered 8.25% Senior Notes due 2023 (“Exchange Notes”), for a like principal amount of certain of the outstanding Senior Notes. The terms of the

Communications Sales & Leasing, Inc.

Notes to the Condensed Consolidated Financial Statements – Continued

Exchange Notes are substantially identical to the terms of the Senior Notes in all material respects, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions applicable to the Senior Notes do not apply to the Exchange Notes.

On August 11, 2015, our Board of Directors declared a regular quarterly cash dividend of $0.60 per share, payable October 15, 2015, to stockholders of record on September 30, 2015.

Consumer CLEC Business

Statement of Assets Contributed and Liabilities Assumed

(unaudited)

(Thousands)	December 31, 2014
Assets:
Accounts receivable (less allowance for doubtful accounts of $104)	$1,912
Customer list intangible assets, net	14,452
Other	301
Total Assets	$16,665
Liabilities:
Advance payments and customer deposits	$1,154
Accrued payroll and commissions	39
Accrued interconnection costs	1,209
Deferred taxes	5,483
Total liabilities	7,885
Net Assets Contributed	$8,780

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consumer CLEC Business

Statement of Revenues and Direct Expenses

(unaudited)

	For the Period	Three Months Ended	For the Period	Six Months Ended
(Thousands)	April 1 - April 24 2015	June 30, 2014	January 1 - April 24, 2015	June 30, 2014
Revenues	$2,258	$8,910	$10,149	$18,614
Direct expenses:
Cost of revenues	1,201	4,857	5,552	9,957
Selling, general, and administrative	7	11	22	25
Amortization	270	1,174	1,283	2,347
Total direct expenses	1,478	6,042	6,857	12,329
Revenues in Excess of Direct Expenses	$780	$2,868	$3,292	$6,285

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consumer CLEC Business

Notes to Financial Statements

Note 1. Description of Business

Communications Sales & Leasing, Inc. (the “Company,” “CS&L,” “we,” “us” or “our”) was incorporated in the state of Delaware in February 2014 and reorganized in the state of Maryland on September 4, 2014. On April 24, 2015, in connection with the separation and spin-off of CS&L from Windstream Holdings, Inc. (“Windstream Holdings” and together with its consolidated subsidiaries “Windstream”), Windstream contributed certain telecommunications network assets, including fiber and copper networks and other real estate (the “Distribution Systems”) and a small consumer competitive local exchange carrier (“CLEC”) business (the “Consumer CLEC Business”) to CS&L in exchange for cash, shares of common stock of CS&L and certain indebtedness of CS&L (the “Spin-Off”).

As a result of the Spin-Off, CS&L is an independent, publicly traded company, primarily engaged in the ownership, acquisition and leasing of communications distribution systems. We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs). We intend to elect on our U.S. federal income tax return for the taxable year ending December 31, 2015 to be treated as a real estate investment trust (“REIT”).

The Consumer CLEC Business, which historically has been reported as an integrated operation within Windstream, offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Prior to the Spin-Off, Windstream ceased accepting new residential customers in the service areas covered by the Consumer CLEC Business. We will elect to treat the Consumer CLEC Business as a “taxable REIT subsidiary” effective on the first day of the first taxable year that CS&L qualifies as a REIT.

Note 2. Basis of Presentation

The accompanying unaudited Statement of Assets Contributed and Liabilities Assumed of the Consumer CLEC Business as of December 31, 2014 and the related Statements of Revenues and Direct Expenses for the periods from April 1, 2015 to April 24, 2015 (the “Spin Date”) and January 1, 2015 to Spin Date and the three and six months ended June 30, 2014 have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”), as permitted by the SEC and are not intended to be a complete presentation of the financial position or results of operations of the Consumer CLEC Business. Additionally, the interim financial statements have been prepared consistent with Article 10 of Regulation S-X. The elements of the financial statements are stated in accordance with accounting principles generally accepted in the United States (“GAAP”). Certain information and footnote disclosures have been condensed or omitted as permitted by the SEC’s rules and regulations. In the opinion of management, all adjustments considered necessary for a fair statement of the results of the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year.

The accompanying Statements of Assets Contributed and Liabilities Assumed include only certain assets and liabilities directly related to the Consumer CLEC Business that were transferred by Windstream to CS&L pursuant to the Separation and Distribution Agreement between CS&L and Windstream dated March 26, 2015. Windstream has retained certain assets and liabilities of the Consumer CLEC Business consisting of the following: cash and cash equivalents, intercompany receivables and payables, certain trade accounts payable, liabilities related to employee benefit plans, income taxes payable and deferred income taxes. Accordingly, the assets and liabilities retained by Windstream have been excluded from the Statements of Assets Contributed and Liabilities Assumed. In addition, the Consumer CLEC Business primarily uses leased network facilities to provide telecommunications services to its customers and does not hold legal title to any property, plant and equipment.

The accompanying Statements of Revenues and Direct Expenses include all direct costs incurred in connection with the operation of the Consumer CLEC Business for which specific identification was practicable. In addition, direct costs incurred by Windstream to operate the Consumer CLEC Business for which specific identification was not practicable have been allocated based on assumptions that management believes reasonable under the circumstances as more fully discussed in Note 6. The Statements of Revenues and Direct Expenses exclude costs that are not directly related to the Consumer CLEC Business including general corporate overhead costs, interest expense and income taxes. These costs are incurred by the Consumer CLEC.

Consumer CLEC Business

Notes to Financial Statement – Continued

Note 3. Summary of Significant Accounting Policies

Use of Estimates —The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements, and such differences could be material.

Accounts Receivable—Accounts receivable consist of trade account receivable from customers and are generally unsecured and due within 30 days. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts in the accompanying Statement of Assets Contributed and Liabilities Assumed. In establishing the allowance for doubtful accounts, management considers a number of factors, including historical collection experience, aging of the accounts receivable balances and current economic conditions. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts. The provision for doubtful accounts, which is included in cost of service, was $28,000 and $111,000 for the period from April 1, 2015 to Spin Date and the period from January 1, 2015 to Spin Date, respectively. For the three and the six-months ended June 30, 2014, the provision for doubtful accounts was $34,000 and $183,000, respectively. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up the Consumer CLEC Business customer base. Due to varying customer billing cycle cut-off, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled receivables related to communications services and product sales of $94,000 at December 31, 2014.

Customer List Intangible Assets—Windstream acquired certain consumer CLEC operations and customers through various acquisitions completed prior to 2011. In connection with the purchase price allocation for these acquisitions, Windstream recorded the estimated fair value of consumer CLEC customer list intangible assets at the dates of acquisition. The customer list intangible assets are presented in the financial statements at cost less accumulated amortization and are amortized using the sum-of-the-digits method over their estimated useful lives.

Income Taxes—The operations of the Consumer CLEC Business have historically been included in Windstream’s federal and state income tax returns and all income tax liabilities have been paid by Windstream. Income tax information included in the financial statements is presented on a separate tax return basis. Management believes that the assumptions and estimates used to determine the tax amounts are reasonable. However, the financial statements herein may not necessarily reflect the income tax liabilities or future income tax payments if the Consumer CLEC Business had been operated as a stand-alone business during the periods presented.

Deferred income taxes are recognized in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Revenue Recognition—Service revenues are primarily derived from providing access to or usage of leased networks and facilities. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues derived from other telecommunications services, including broadband, long distance and enhanced service revenues are recognized monthly as services are provided. Sales of customer premise equipment and modems are recognized when products are delivered to and accepted by customers.

Recently Issued Accounting Standards—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The standard outlines a single comprehensive revenue recognition model for entities to follow in accounting for revenue from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive for those goods or services. ASU 2014-09 is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted for public companies for annual periods beginning after December 15, 2016.

Consumer CLEC Business

Notes to Financial Statement – Continued

Subsequent Events—The accompanying financial statements of the Consumer CLEC Business are derived from the consolidated financial statements of Windstream, which issued its interim unaudited consolidated financial statements as of and for the quarterly period ended June 30, 2015 on August 6, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of August 6, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements on August 13, 2015 for purposes of disclosure of unrecognized subsequent events.

Note 4. Customer List Intangible Assets

The carrying value of the customer list intangible assets at December 31, 2014 was as follows:

	December 31, 2014
	Gross	Accumulated	Net Carrying
(Thousands)	Cost	Amortization	Value
Customer lists	$34,501	$(20,049)	$14,452

Amortization expense for the customer list intangible assets was $0.3 million and $1.3 million for the period from April 1, 2015 to the Spin Date and January 1, 2015 to the Spin Date, respectively. Amortization expense for the customer list intangible assets was $1.1 million and $2.3 million for the three and six months ended June 30, 2014, respectively

Note 5. Deferred Income Taxes

The significant components of the net deferred tax liability at December 31, 2014 were as follows:

(Thousands)	December 31, 2014
Customer list intangible assets	$(5,523)
Bad debt reserve	40
Deferred income taxes, net	$(5,483)

Deferred tax assets	$40
Deferred tax liabilities	(5,523)
Deferred income taxes, net	$(5,483)

Note 6. Allocations

As described in Note 2, the accompanying Statements of Revenues and Direct Expenses of the Consumer CLEC Business include all direct costs incurred in connection with the operation of the Consumer CLEC Business for which specific identification was practicable. In addition, certain costs incurred by Windstream to operate the Consumer CLEC Business for which specific identification was not practicable have been allocated based on revenues and sales. These allocated expenses are included in “Cost of services” and “Selling, general and administrative.”

General and administrative costs incurred by Windstream not directly related to the Consumer CLEC Business have not been allocated to these operations. Costs not allocated include amounts related to executive management, accounting, treasury and cash management, data processing, legal, human resources and certain occupancy costs.

Distribution Systems

Combined Balance Sheet

(unaudited)

(Millions)	December 31, 2014
Assets:
Property, plant and equipment, net	$2,571.8
Total Assets	$2,571.8

Equity
Invested equity	$2,571.8
Total Equity	$2,571.8

See accompanying notes to the combined balance sheet.

Distribution Systems

Notes to Combined Balance Sheet

1. Separation from Windstream Holdings, Inc. and Description of Transferred Assets

On April, 24, 2015, in connection with the separation and spin-off of Communications Sales & Leasing, Inc. (“CS&L”), from Windstream Holdings, Inc. (“Windstream Holdings” and together with its subsidiaries, “Windstream”), Windstream contributed certain telecommunications network assets, including fiber and copper network and other real estate (the “Distribution Systems”), and a small competitive local exchange carrier (“CLEC”) business to CS&L in exchange for cash, shares of common stock of CS&L and certain indebtedness of CS&L. Windstream Holdings distributed approximately 80.4% of the outstanding common stock of CS&L that it received to existing stockholders of Windstream Holdings in a tax-free spin-off (the “Spin-Off”).

As a result of the Spin-Off, CS&L is an independent, publicly traded company, primarily engaged in leasing activities, which currently principally consists of leasing back to Windstream the Distribution Systems through a triple-net master lease agreement (the “Master Lease”).

2. Basis of Presentation

The accompanying balance sheet reflect the Distribution System assets of Windstream that were transferred to CS&L in connection with the Spin-Off. The balance sheet presented herein are combined on the basis of common control. The accompanying balance sheet have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and have been derived from the accounting records of Windstream. The Distribution System assets presented in the accompanying balance sheet reflects Windstream’s historical carrying value of the assets as of the balance sheet date consistent with the accounting for spin-off transactions in accordance with GAAP.

3. Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements, in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statement are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statement. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statement, and such differences could be material.

Property, Plant and Equipment—Property, plant and equipment are stated at original cost, less accumulated depreciation. Property, plant and equipment consists of land and central office buildings, copper and fiber optic cable lines, telephone poles, underground conduits, concrete pads, pedestals, guy wires, anchors, and attachment hardware. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related labor costs, are capitalized, while the costs of maintenance and repairs are expensed as incurred. Interest costs incurred in connection with the acquisition or construction of plant assets are capitalized and included in the cost of the asset.

Certain property, plant and equipment is depreciated using a group composite depreciation method. Under this method, when property is retired, the original cost, net of salvage value, is charged against accumulated depreciation and no immediate gain or loss is recognized on the disposition of the property. For all other property, depreciation is computed using the straight-line method over the estimated useful life of the respective property, and when the property is retired or otherwise disposed of, the related cost and accumulated depreciation are written-off, with the corresponding gain or loss reflected in operating results.

Impairment of Long-Lived Assets—Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows.

Subsequent Events—The accompanying balance sheet is derived from the consolidated financial statements of Windstream, which issued its interim unaudited consolidated financial statements as of and for the quarterly period ended June 30, 2015 on August 6, 2015. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the accompanying financial statement through the date of August 6, 2015. In addition, management has evaluated transactions that occurred as of the issuance of these financial statements on August 13, 2015 for purposes of disclosure of unrecognized subsequent events. No additional disclosures are required other than those matters that are reflected within this financial statement.

Distribution Systems

Notes to Combined Balance Sheets — Continued

4. Property, Plant and Equipment

Net property, plant and equipment consisted of the following:

($ in Millions)	Depreciable Lives	December 31, 2014
Land		$33.0
Building and Improvements	3 - 40 years	305.5
Poles	13 - 40 years	223.0
Fiber	7 - 40 years	1,841.2
Copper	7 - 40 years	3,430.8
Conduit	13 - 47 years	89.2
Construction in progress		34.0
		5,956.7
Less accumulated depreciation		(3,384.9)
Net property, plant and equipment		$2,571.8

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following management’s discussion and analysis of financial condition and results of operations describes the principal factors affecting the results of our operations, financial condition, and changes in financial condition for the second quarter of 2015. Because we were formed in connection with a spin-off from Windstream Holdings on April 24, 2015, financial results discussed in this section cover only 68 days of operations and no quarter-over-quarter comparisons are included. This discussion should be read in conjunction with the accompanying unaudited financial statements, and the notes thereto set forth in Part I, Item 1 of this Quarterly Report on Form 10-Q and our information statement on Form 10 filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2015.

Overview

Company Description

On April 24, 2015, CS&L completed the Spin-Off from Windstream Holdings pursuant to which Windstream contributed the Distribution Systems and the Consumer CLEC Business to CS&L and CS&L issued common stock and indebtedness and paid cash obtained from borrowings under CS&L's senior credit facilities to Windstream. In connection with the Spin-Off, we entered into a long-term exclusive triple-net lease agreement with Windstream (the “Master Lease”), pursuant to which all real property currently owned by CS&L is leased to Windstream Holdings and from which all of CS&L's rental revenues are currently derived.

We are an independent, publicly-traded REIT, primarily engaged in the ownership, acquisition, leasing, and funding the construction of communications distribution systems (we intend to elect to be taxed a REIT for U.S. federal income tax purposes starting with our taxable year ending December 31, 2015). We generate revenues primarily by leasing communications distribution systems to telecommunications operators in triple-net lease arrangements, under which the tenant is primarily responsible for costs relating to the distribution systems (including property taxes, insurance, and maintenance and repair costs).

The Consumer CLEC Business, which was historically reported as an integrated operation within Windstream, offers voice, broadband, long-distance, and value-added services to residential customers located primarily in rural locations. Substantially all of the network assets used to provide these services to customers are contracted through interconnection agreements with other telecommunications carriers. Prior to the Spin-Off, Windstream ceased accepting new residential customers in the service areas covered by the Consumer CLEC Business. We have elected to treat the Consumer CLEC Business as a "taxable REIT subsidiary" effective on the first day of the first taxable year that CS&L qualifies as a REIT.

We expect to grow and diversify our portfolio and tenant base by pursuing a range of transaction structures with communication service providers, including (i) Sale Leaseback Transactions, whereby we acquire existing distribution systems from communication service providers and lease these assets back on a long-term triple net basis; (ii) Capital Investment Financing, whereby we offer communication service providers a cost efficient method of raising funds for discrete capital investments to upgrade or expand their network; (iii) Mergers and Acquisitions Financing, whereby we facilitate merger and acquisition transactions as a capital partner; and (iv) Whole Company Acquisitions, which may include the use of one or more “taxable REIT subsidiaries” (“TRS”), which are permitted under the tax laws to acquire non-REIT operating businesses and assets.

Significant Quarterly Business Developments

On April 24, 2015, we, along with our wholly-owned subsidiary CSL Capital, LLC ("CSL Capital"), co-issued $400 million aggregate principal amount of 6.00% Senior Secured Notes due April 15, 2023 (the “Secured Notes”) and $1.11 billion aggregate principal amount of 8.25% Senior Unsecured Notes due October 15, 2023 (the “Senior Notes” and together with the Secured Notes, the “Notes”), both of which were issued to Windstream Services in connection with the Spin-Off. Additionally, we and CSL Capital entered into a credit agreement (the "Credit Agreement"), which provides for a $2.14 billion Senior Secured Term Loan B facility due October 24, 2022 (the “Term Loan Facility”) and a $500 million senior secured revolving credit facility maturing April 2020 (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Facilities”).

On April 27, 2015, we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a notional value of $2.14 billion and mature on October 24, 2022. See “Liquidity and Capital Resources” below for additional information regarding the Notes, Credit Agreement and interest rate swaps.

On May 6, 2015, we announced that our Board of Directors (the “Board”) declared a pro-rated cash dividend on the Company’s common stock of $0.4418 per share for the period of from April 25, 2015 through June 30, 2015, which was paid on July 15, 2015 to shareholders of record as of the close of business on June 30, 2015.

On May 29, 2015, the Board approved an increase in the size of the Board from two to four members and the appointments of Jennifer Banner and David Solomon to fill the newly created vacancies. The Board also approved the appointment of both Ms. Banner and Mr. Solomon to serve on the Compensation, Audit and Governance Committees of the Board and the appointment of Ms. Banner to serve as chair of the Audit Committee and Mr. Solomon to serve as chair of the Compensation Committee. Francis X. Frantz will remain the chair of the Board and the Governance Committee. The increase in the size of the Board and each of the appointments of Ms. Banner and Mr. Solomon described above were effective June 1, 2015.

On June 25, 2015, we filed with the SEC a Registration Statement on Form S-11 related to the shares of our common stock held by Windstream Services which are expected to be exchanged by Windstream Services in a debt-for-equity exchange.

On August 5, 2015, we and CSL Capital launched an offer to exchange up to $1.11 billion aggregate principal of our registered 8.25% Senior Notes due 2023 (“Exchange Notes”), for a like principal amount of certain of the outstanding Senior Notes. The terms of the Exchange Notes are substantially identical to the terms of the Senior Notes in all material respects, except that the Exchange Notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the Exchange Notes.

Components of Income and Results of Operations

Revenues

At present, our revenues are primarily attributable to rental revenue from leasing our Distribution Systems to Windstream Holdings pursuant to the Master Lease. Under the Master Lease, Windstream Holdings is primarily responsible for the costs related to operating the Distribution Systems, including property taxes, insurance, and maintenance and repair costs. The Master Lease has an initial term of 15 years with four (4) five-year renewal options and encompasses 29 states. The rent for the initial term is an annual fixed amount of $650 million during the first three years of the Master Lease. Commencing with the fourth year of the Master Lease and continuing for the remainder of the initial term, rent under the Master Lease is subject to annual escalation of 0.5%. Rental revenues over the 15 year initial term of the Master Lease will be recognized in the financial statements on a straight line basis, representing approximately $667.2 million per year. For the period from April 24, 2015 through June 30, 2015 we recognized $124.2 million of revenue under the Master Lease.

Because substantially all of our revenue is derived from lease payments by Windstream pursuant to the Master Lease, there could be a material adverse impact on our consolidated results of operations, liquidity and/or financial condition if Windstream experiences operating difficulties and becomes unable to generate sufficient cash to make payments to us. In recent years, Windstream has experienced annual declines in its total revenue and sales.  Accordingly, we monitor the credit quality of Windstream through numerous methods, including by (i) reviewing the credit ratings of Windstream by nationally recognized credit rating agencies, (ii) reviewing the financial statements of Windstream that are publicly available and that are required to be delivered to us pursuant to the Master Lease, (iii) monitoring news reports regarding Windstream and its businesses, (iv) conducting research to ascertain industry trends potentially affecting Windstream, and (v) monitoring the timeliness of its lease payments.

In addition to periodic financial statements, pursuant to the Master Lease we are entitled to receive (i) a detailed consolidated budget on an annual basis and any significant revisions approved by its board of directors, (ii) prompt notice of any adverse action or investigation by a governmental authority relating to Windstream’s licenses affecting the leased property, and (iii) information we require to comply with our reporting and filing obligations with the SEC and the Sarbanes-Oxley Act of 2002.  Furthermore, pursuant to the Master Lease, we may inspect the properties leased to Windstream upon reasonable advance notice, and, no more than twice per year, we may require Windstream to deliver an officer’s certificate certifying, among other things, its material compliance with the covenants under the Master Lease (to its knowledge), the amount of rent and additional charges payable thereunder, the dates the same were paid, and any other questions or statements of fact we reasonably request.

For the period from April 24, 2015 through June 30, 2015 we recognized $4.6 million of revenue from the Consumer CLEC Business. As of June 30, 2015, we serviced 47,000 customers as compared to 69,000 customers serviced by Windstream at June 30, 2014. The decrease in customers is due to the effects of competition and customer attrition resulting from Windstream’s previous decision to no longer market those services to residential customers. Beginning in 2015, we plan to offer services to new customers in select markets in which we operate in an attempt to slow the rate of customer attrition.

Interest Expense

Interest expense for the period from April 24, 2015 through June 30, 2015 totaled $48.8 million, which includes non-cash interest expense of $2.6 million resulting from the amortization of our debt discounts and debt issuance costs. Our interest expense includes the impact of our interest rate swap agreements.

Depreciation and Amortization Expense

We incur depreciation and amortization expense related to our real estate investments, corporate assets and customer list intangible assets. Charges for depreciation and amortization for the period from April 24, 2015 through June 30, 2015 totaled $64.4 million, which included real estate investment depreciation of $63.8 million and intangible asset amortization of $0.6 million.

General and Administrative Expense

General and administrative expenses include compensation costs (including stock-based compensation awards), professional services, corporate office costs and other costs associated with administrative activities. For the period from April 24, 2015 through June 30, 2015, general and administrative costs totaled $3.2 million (representing 2.5% of revenue), which includes $0.3 million of stock-based compensation expense.

CLEC Operating Expense

Expense associated with the Consumer CLEC Business, for the period from April 24, 2015 through June 30, 2015, primarily related to the Wholesale Master Services Agreement ($2.8 million) and the Master Services Agreement ($0.3 million) entered into between us and Windstream in connection with the Spin-Off, and also included costs arising under the interconnection agreements with other telecommunication carriers.

Reportable Segments

The following table sets forth, for the period from April 24, 2015 through June 30, 2015, revenues and Adjusted EBITDA of our reportable segments:

(Thousands)	Leasing Operations	Consumer CLEC	Subtotal of Reportable Segments
Revenues	$124,172	$4,576	$128,748
Adjusted EBITDA	121,349	835	122,184

Depreciation and amortization	63,801	643	64,444
Interest expense			48,797
Acquisition and transaction related costs			73
Stock-based compensation			338
Income tax expense			231
Net income			$8,301

We manage our operations as two reportable business segments: Leasing and Consumer CLEC. Our Leasing segment represents our REIT operations and corporate expenses not directly attributable to the Consumer CLEC. The Consumer CLEC segment represents the operations of our Consumer CLEC Business and corporate expenses directly attributable to the operation of that business. We evaluate the performance of each segment based on Adjusted EBITDA.

Non-GAAP Financial Measures

We refer to EBITDA, Adjusted EBITDA, Funds From Operations, or “FFO” (as defined by the National Association of Real Estate Investment Trusts (“NAREIT”)), and Adjusted Funds From Operations, or “AFFO,” in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA, Adjusted EBITDA, FFO and AFFO are important non-GAAP supplemental measures of operating performance for a REIT.

We define "EBITDA" as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define "Adjusted EBITDA" as EBITDA less stock-based compensation expense and the impact, which may be recurring in nature, of acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items. We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as an alternative to net income determined in accordance with GAAP.

Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income applicable to common shareholders computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO in accordance with NAREIT's definition. We define AFFO as FFO excluding (i) noncash revenues and expenses such as stock-based compensation expense, amortization of debt discounts, amortization of deferred financing costs, amortization of intangible assets, and straight-line rental revenue and (ii) the impact, which may be recurring in nature, of the following items: acquisition and transaction related expenses, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, changes in the fair value of contingent consideration and financial instruments, and other similar items. We believe that the use of FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as acquisition and transaction related costs. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements.

Further, our computations of EBITDA, Adjusted EBITDA, FFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Adjusted EBITDA and AFFO differently than we do.

The reconciliation of our net income to EBITDA and Adjusted EBITDA and of our net income applicable to common shareholders to FFO and AFFO for the period from April 24, 2015 through June 30, 2015 is as follows:

(Thousands)	Period from April 24 - June 30, 2015
Net income	$8,301
Depreciation and amortization	64,444
Interest expense	48,797
Income tax expense	231
EBITDA	$121,773
Stock based compensation	338
Acquisition and transaction related costs	73
Adjusted EBITDA	$122,184

(Thousands)	Period from April 24 - June 30, 2015
Net income attributable to common shareholders	$7,976
Real estate depreciation and amortization	63,801
Participating securities share in earnings	325
Participating securities share in FFO	(352)
FFO applicable to common shareholders	$71,750
Amortization of debt discount	1,272
Amortization of deferred financing costs	1,366
Stock-based compensation	338
Acquisition and transaction related costs	73
Amortization of customer list intangibles	643
Straight-line rental revenue	(3,200)
Other	35
Adjusted FFO applicable to common shareholders	$72,277

Critical Accounting Estimates

We make certain judgments and use certain estimates and assumptions when applying accounting principles in the preparation of our consolidated financial statements. The nature of the estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change.

We believe the current assumptions and other considerations used to estimate amounts reflected in our financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our consolidated financial statements, the resulting changes could have a material adverse effect on our consolidated results of operations and, in certain situations, could have a material adverse effect on our consolidated financial condition.

For further information on our critical accounting estimates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our audited financial statements included in our information statement on Form 10 filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 26, 2015. There has been no material change to these estimates for the period from April 24, 2015 through June 30, 2015.

Liquidity and Capital Resources

Cash provided by operating activities was $93.4 million for the period April 24, 2015 through June 30, 2015 driven by favorable changes in working capital, primarily attributable to our leasing activities.

Cash used in investing activities was $1.04 billion for the period April 24, 2015 through June 30, 2015, which represents the consideration paid to Windstream for their contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off.

Cash provided by financing activities was $1.1 billion April 24, 2015 through June 30, 2015, which represents the proceeds received from the Term Loan Facility.

Our principal liquidity needs are to (i) fund operating expenses, (ii) meet debt service requirements, (iii) fund investment activities and (iv) make dividend distributions. As of June 30, 2015, we had approximately $654.6 million of liquidity, consisting of unrestricted cash and cash equivalents of $154.6 million and $500 million of unused borrowing availability under the Revolving Credit Agreement.

We anticipate that our cash on hand and borrowing availability under our Revolving Credit Facility, combined with our cash flows provided by leasing activities will be sufficient to fund our business operations, debt service and distributions to our shareholders over the next twelve months. However, we may take advantage of opportunities to generate additional liquidity through capital markets transactions. The amount, nature and timing of any capital markets transactions will depend on: our operating performance and other circumstances; our then-current commitments and obligations; the amount, nature and timing of our capital requirements; any limitations imposed by our current credit arrangements; and overall market conditions. These expectations are forward-looking and subject to a number of uncertainties and assumptions. If our expectations about our liquidity prove to be incorrect, we could be subject to a shortfall in liquidity in the future, and this shortfall may occur rapidly and with little or no notice, which would limit our ability to address the shortfall on a timely basis.

On April 24, 2015 we, along with our wholly owned subsidiary CSL Capital, co-issued $400 million aggregate principal amount of Secured Notes and $1.11 billion aggregate principal amount of Senior Notes. The Secured Notes were issued at an issue price of 100% of par value, while the Senior Notes were issued at an issue price of 97.055% of par value. The Notes are guaranteed by each of our wholly owned domestic subsidiaries that guarantee indebtedness under our senior credit facilities. The Notes were issued to Windstream Services in connection with the Spin-Off and we did not receive any proceeds from the issuance of the Notes. The issuance of the Notes was not registered under the Securities Act, but was exempt from registration under Rule 144A, Regulation S and other applicable exemptions of the Securities Act. Pursuant to a registration rights agreement entered into in connection with the sale of the Senior Notes, on July 2, 2015, we filed with the SEC a registration statement relating to an exchange offer pursuant to which exchange notes registered with the SEC, containing substantially identical terms to the Senior Notes, will be offered in exchange for Senior Notes that are tendered by the holders of those notes.

The Notes contain customary high yield covenants limiting our ability to incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of our assets; and create restrictions on our ability to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions.

In addition, on April 24, 2015, we entered into the Credit Agreement, which provides for the Term Loan Facility and the Revolving Credit Facility. The term loans under the Facilities were issued at an issue price of 98.00%, bear interest at a rate equal to a Eurodollar rate, subject to a 1.00% floor, plus an applicable margin equal to 4.00%, and are subject to amortization of 1.00% per annum. The loans have been incurred by the Company and CSL Capital, are guaranteed by certain of our wholly owned domestic subsidiaries (the “Guarantors”), and are secured by substantially all of the assets of the Company, CSL Capital and Guarantors, subject to certain exceptions, which assets also secure the Secured Notes. The Revolving Credit Facility bears interest at a rate equal to LIBOR plus 1.75% to 2.25% based on our consolidated secured leverage ratio as defined in the Credit Agreement.

We are subject to customary covenants under the Credit Agreement, including an obligation to maintain a consolidated secured leverage ratio, as defined in the Credit Agreement, not to exceed 5.00 to 1.00. We are permitted, subject to customary conditions, to incur incremental term loan borrowings and/or increased commitments under the Credit Agreement in an aggregate amount equal to $150 million plus, an unlimited amount, so long as, on a pro forma basis after giving effect to any such increases, our consolidated total leverage ratio, as defined in the Credit Agreement, does not exceed 6.50 to 1.00 and our consolidated secured leverage ratio, as defined in the Credit Agreement, does not exceed 4.00 to 1.00.

The Company transferred $1.04 billion of cash proceeds under the Facilities to Windstream Services as partial consideration for the contribution of the Distribution Systems and the Consumer CLEC Business in connection with the Spin-Off. After giving effect to the borrowings under the Facilities, the issuance of the Notes and the transfer of cash to Windstream Services, the Company retained net borrowing proceeds of $62.2 million, which are available to us for general corporate purposes.

In connection with the Spin-Off, we entered into the Master Lease pursuant to which we leased the Distribution System back to Windstream. The Master Lease has an initial term of 15 years which, at the option of Windstream, may be extended for up to four renewal terms of five years each beyond the initial term. In addition, Windstream has the right to extend the initial term from 15 years to 20 years and, if exercised, the number of renewal terms will be reduced to three so that the maximum term (taking into account all renewals) is 35 years. The initial annual rent under the Master Lease is $650 million during the first three years. Commencing with the fourth year the rent is subject to annual escalation of 0.5%. The rent for the first year of each renewal term will be an amount agreed to by us and Windstream, or if we are unable to agree, the renewal rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%. In addition, if we fund any capital improvements by Windstream, the rent will be increased to account for such funding.

On April 27, 2015 we entered into interest rate swap agreements to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. These interest rate swaps are designated as cash flow hedges and have a notional value of $2.14 billion and mature on October 24, 2022. The weighted average fixed rate paid is 2.105%, and the variable rate received resets monthly to the one-month LIBOR subject to a minimum rate of 1.0%.

Contractual Obligations

As of June 30, 2015, we had contractual obligations and commitments as follows:

	Payments Due by Period
(millions)	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Long-term debt (a)	$21	$43	$43	$3,543	$3,650
Interest payments on long-term debt obligations (b)	243	487	482	677	1,889
Capital expenditure funding under Master Lease	50	-	-	-	50
Total projected obligations and commitments	$314	$530	$525	$4,220	$5,589

(a)	Excludes $141.3 million of unamortized discounts on long-term debt and deferred financing costs
(b)	Interest rates on our Term Loan Facility are based on our swap rates

Dividends

We will elect to be taxed as a REIT for U.S. federal income tax purposes beginning with our 2015 tax year. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to make regular quarterly dividend payments of all or substantially all of our taxable income to holders of our common stock out of assets legally available for this purpose, if and to the extent authorized by our board of directors. Before we make any dividend payments, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service obligations. If our cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash dividends or we may make a portion of the required dividend in the form of a taxable distribution of stock or debt securities.

On July 15, 2015, we paid, to shareholders of record as of the close of business on June 30, 2015, a pro-rated cash dividend on our common stock of $0.4418 per share for the period from April 24, 2015 through June 30, 2015.

Capital Expenditures

We do not anticipate incurring significant capital expenditures on an annual basis in connection with operating our Consumer CLEC Business or related to our corporate assets. For the period from April 24, 2015 through June 30, 2015, we incurred capital expenditures of $0.4 million related to the build-out of our corporate office. Capital expenditures for the Distribution Systems leased under the Master Lease are generally the responsibility of Windstream Holdings. The Master Lease stipulates that Windstream Holdings can request that we fund $50 million of capital expenditures per year for five years (but in no event to extend beyond the end of the sixth year of the Master Lease); however, Windstream cannot require CS&L to make such capital expenditures. If we elect to fund requested capital expenditures, the annual lease payments will be increased by 8.125% of the capital expenditures funded by us during the first two years and at a floating rate based on our cost of capital thereafter.

Separate from the above capital expenditure funding option, Windstream Holdings has requested, and we have agreed, to fund up to $50 million of capital expenditures related to the Distribution System during the remainder of 2015. Monthly rent paid by Windstream will increase in accordance with the Master Lease effective as of the date we provide the funding. As of June 30, 2015, we have not funded any amounts under this commitment.

Off Balance-Sheet Arrangements

As of the date of this Quarterly Report on Form 10-Q, we do not have any off-balance sheet arrangements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Our primary market risk exposure is interest rate risk with respect to our indebtedness. In connection with the Spin-Off, we raised approximately $3.65 billion in long-term debt by the issuance of the Notes and borrowings under the variable rate Term Loan Facility. In addition, we entered into the Revolving Credit Facility in an aggregate principal amount of $500 million, which is undrawn as of the date of this Quarterly Report on Form 10-Q. To manage this exposure, we have entered into interest rate swap agreements in order to mitigate the interest rate risk inherent in our variable rate Term Loan Facility. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness.

An increase in interest rates could make the financing of any acquisition by us more costly. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness.

Item 4. Controls and Procedures.

Disclosure Controls and Procedures

We have established disclosure controls and procedures, as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to management, including our principal executive and principal financial officers as appropriate, to allow timely decisions regarding required disclosure.

Our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2015. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of June 30, 2015.

Changes in Internal Control over Financial Reporting

The SEC, as required by Section 404 of the Sarbanes-Oxley Act, adopted rules that generally require every company that files reports with the SEC to evaluate its effectiveness of internal controls over financial reporting. Our management is not required to evaluate the effectiveness of our internal controls over financial reporting until the filing of our 2016 Annual Report on Form 10-K, due to a transition period established by SEC rules applicable to new public companies. As a result, this Quarterly Report on Form 10-Q does not address whether there have been any changes in internal control over financial reporting. We intend to include an evaluation of our internal controls over financial reporting in our 2016 Annual Report on Form 10-K.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

In the ordinary course of our business, we are subject to claims and administrative proceedings, none of which we believe are material or would be expected to have, individually or in the aggregate, a material adverse effect on our business, financial condition, cash flows or results of operations.

Item 1A. Risk Factors.

Risks Related to Our Business

We are dependent on Windstream Holdings to make payments to us under the Master Lease, and an event that materially and adversely affects Windstream’s business, financial position or results of operations could materially and adversely affect our business, financial position or results of operations.

Windstream Holdings is the lessee of the Distribution Systems pursuant to the Master Lease and, therefore, is presently the source of substantially all of our revenues. Additionally, because the Master Lease is a triple-net lease, we depend on Windstream Holdings to pay all insurance, taxes, utilities, charges relating to the easements, permits and pole arrangements and maintenance and repair expenses in connection with the Distribution Systems, subject to limited carveouts, and to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities arising in connection with its business. There can be no assurance that Windstream Holdings will have sufficient assets, income and access to financing to enable it to satisfy its payment obligations under the Master Lease. The inability or unwillingness of Windstream Holdings to meet its rent obligations under the Master Lease could materially adversely affect our business, financial position or results of operations, including our ability to pay dividends to our shareholders as required to maintain our status as a REIT. The inability of Windstream Holdings to satisfy its other obligations under the Master Lease, such as the payment of insurance, taxes and utilities, could materially and adversely affect the condition of the Distribution Systems as well as the business, financial position and results of operations of Windstream. Since Windstream Holdings is a holding company, it will be dependent on distributions from Windstream Services and its subsidiaries in order to satisfy the payment obligations under the Master Lease, and the ability of Windstream Services and its subsidiaries to make such distributions may be adversely impacted in the event of the insolvency or bankruptcy of such entities or by covenants in its subsidiaries’ debt that restrict the amount of the distributions that may be made by such entities. For these reasons, if Windstream Holdings, Windstream Services or their subsidiaries were to experience a material and adverse effect on its business, financial position or results of operations, our business, financial position or results of operations could also be materially and adversely affected.

Due to our dependence on rental payments from Windstream Holdings as our primary source of revenues, we may be limited in our ability to enforce our rights under, or to terminate, the Master Lease. Failure by Windstream Holdings to comply with the terms of the Master Lease or to comply with the regulations to which the Distribution Systems are subject could require us to find another lessee for such Distribution Systems and there could be a decrease or cessation of rental payments by Windstream Holdings.

There is no assurance that we would be able to lease the Distribution Systems to another lessee on substantially equivalent or better terms than the Master Lease, or at all, successfully reposition the Distribution Systems for other uses or sell the Distribution Systems on terms that are favorable to us. It may be more difficult to find a replacement tenant for a telecommunications property than it would be to find a replacement tenant for a general commercial property due to the specialized nature of the business. Even if we are able to find a suitable replacement tenant for the Distribution Systems, transfers of operations of communication distribution systems are subject to regulatory approvals not required for transfers of other types of commercial operations, which may affect our ability to successfully transition the Distribution Systems.

We intend to pursue acquisitions of additional properties and seek other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and we may not fully realize the potential benefits of such transactions.

We intend to pursue acquisitions of additional properties and seek acquisitions and other strategic opportunities. Accordingly, we may often be engaged in evaluating potential transactions and other strategic alternatives. In addition, from time to time, we may engage in discussions that may result in one or more transactions. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transaction, we may devote a significant amount of our management resources to such a transaction, which could negatively impact our operations. We may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the transaction is completed and in combining our operations if such a transaction is completed. In the event that we consummate an acquisition or strategic alternative in the future, there is no assurance that we would fully realize the potential benefits of such a transaction.

We operate in a highly competitive market and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, telecommunications operators, lenders and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition makes it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Our board of directors may change our investment objectives at any time without shareholder approval. If we cannot identify and purchase a sufficient quantity of suitable properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially and adversely affected. Additionally, the fact that we must distribute 90% of our net taxable income in order to maintain our qualification as a REIT and, in order to preserve the tax-free treatment to Windstream of the Spin-Off, may be limited in our ability to issue equity for two years after the Spin-Off, may limit our ability to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

The Master Lease contains certain non-compete provisions, which, during the term of the lease, limit our ability to construct fiber, copper, coaxial and fixed wireless distribution assets in territories where Windstream is both an incumbent local exchange carrier and where the distribution system is subject to the Master Lease.

Acquisitions of properties we might seek to acquire entail risks associated with real estate investments generally, including that the investment’s performance will fail to meet expectations or that the tenant, operator or manager will underperform.

Required regulatory approvals can delay or prohibit transfers of the rights to use our real property utilized by telecommunications operators, which could result in periods in which we are unable to receive rent for such assets.

Some of our tenants may be operators of telecommunications assets, which operators must be licensed under applicable state and federal laws. Prior to the transfer of the rights to use our real property to successor operators, the new operator generally must become licensed under state and federal laws. If an existing lease is terminated or expires and a new tenant is found, then any delays in the new tenant receiving regulatory approvals from the applicable federal, state or local government agencies, or the inability to receive such approvals, may prolong the period during which we are unable to collect the applicable rent. The Master Lease with Windstream provides that if it is terminated and we find a new tenant but cannot obtain regulatory approvals, Windstream would continue as the tenant for a period of time pursuant to a management agreement, although such arrangement would only be temporary and at a higher cost.

Our level of indebtedness could materially and adversely affect our financial position, including reducing funds available for other business purposes and reducing our operational flexibility, and we may have future capital needs and may not be able to obtain additional financing on acceptable terms.

As of June 30, 2015, we had outstanding long term indebtedness of approximately $3.65 billion consisting of a combination of senior notes and term loans. Additionally, we have entered into a revolving credit facility in an aggregate principal amount of up to $500 million (which was undrawn as of June 30, 2015), provided by a syndicate of banks and other financial institutions. Although our debt agreements restrict the amount of our future indebtedness, we may incur additional indebtedness in the future to refinance our existing indebtedness, to finance newly-acquired assets or for other purposes. Our governing documents do not contain any limitations on the amount of debt we may incur and we do not have a formal policy limiting the amount of debt we may incur in the future. Subject to the restrictions set forth in our debt agreements, our board of directors may establish and change our leverage policy at any time without shareholder approval. Any significant additional indebtedness could require a substantial portion of our cash flow to make interest and principal payments due on our indebtedness. Greater demands on our cash resources may reduce funds available to us to pay dividends, make capital expenditures and acquisitions, or carry out other aspects of our business strategy. Increased indebtedness can also limit our ability to adjust rapidly to changing market conditions, make us more vulnerable to general adverse economic and industry conditions and create competitive disadvantages for us compared to other companies with relatively lower debt levels. Increased future debt service obligations may limit our operational flexibility, including our ability to acquire assets, finance or refinance our assets, contribute assets to joint ventures or sell assets as needed.

Moreover, our ability to obtain additional financing and satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. A worsening of credit market conditions could materially and adversely affect our ability to obtain financing on favorable terms, if at all.

We may be unable to obtain additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our indebtedness outstanding from time to time (if any). Among other things, the absence of an investment grade credit rating or any credit rating downgrade could increase our financing costs and could limit our access to financing sources. If financing is not available when needed, or is available on unfavorable terms, we may be unable to complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could materially and adversely affect our business, financial condition and results of operations.

Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially and adversely affect our business, financial position or results of operations.

The agreements governing our indebtedness, including the indentures and our new senior secured credit facilities, contain customary covenants, which may limit our operational flexibility. The indentures have terms customary for high yield senior notes, including covenants relating to debt incurrence, liens, restricted payments, asset sales, transactions with affiliates, and mergers or sales of all or substantially all of our assets, and customary provisions regarding optional redemption and events of default. Our credit agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, our ability to grant liens on assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and pay certain dividends and other restricted payments. The credit agreement also contains customary events of default and requires us to comply with specified financial maintenance covenants. Breaches of certain covenants may result in defaults and cross-defaults under certain of our other indebtedness, even if we satisfy our payment obligations to the respective obligee. In addition, defaults under the Master Lease, including defaults associated with the bankruptcy of the tenant or the termination of the Master Lease, may result in cross-defaults under certain of our indebtedness.

Covenants that limit our operational flexibility, as well as covenant breaches or defaults under our debt instruments, could materially and adversely affect our business, financial position or results of operations, or our ability to incur additional indebtedness or refinance existing indebtedness.

An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect our stock price.

If interest rates increase, so could our interest costs for any new debt and our variable rate debt obligations under the credit agreement. This increased cost could make the financing of any acquisition more costly, as well as lower our current period earnings. Rising interest rates could limit our ability to refinance existing debt when it matures or cause us to pay higher interest rates upon refinancing. In addition, an increase in interest rates could decrease the access third parties have to credit, thereby decreasing the amount they are willing to pay for our assets and consequently limiting our ability to reposition our portfolio promptly in response to changes in economic or other conditions. Further, the dividend yield on our common stock, as a percentage of the price of such common stock, will influence the price of such common stock. Thus, an increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which could adversely affect the market price of our common stock.

If we are not able to hire, or if we lose, key management personnel, we may not be able to successfully manage our business and achieve our objectives.

Our success depends in large part upon the leadership and performance of our executive management team, particularly our President and Chief Executive Officer, Kenneth Gunderman, and other key employees. If we lose the services of Mr. Gunderman or are not able to hire, or if we lose, other key employees we may not be able to successfully manage our business or achieve our business objectives.

We or our tenants may experience uninsured or underinsured losses, which could result in a significant loss of the capital we have invested in a property, decrease anticipated future revenues or cause us to incur unanticipated expenses.

The Master Lease requires, and new lease agreements that we enter into are expected to require, that the tenant maintain comprehensive insurance and hazard insurance or self-insure its insurance obligations. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. Insurance coverage may not be sufficient to pay the full current market value or current replacement cost of a loss. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the economic position with respect to such property.

Our properties are located in 29 states, and if one of our properties experiences a loss that is uninsured or that exceeds policy coverage limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from the property. If the damaged property is subject to recourse indebtedness, we could continue to be liable for the indebtedness even if the property is irreparably damaged.

In addition, even if damage to our properties is covered by insurance, a disruption of business caused by a casualty event may result in loss of revenue for our tenants or us. Any business interruption insurance may not fully compensate them or us for such loss of revenue. If one of our tenants experiences such a loss, it may be unable to satisfy its payment obligations to us under its lease with us.

We are dependent on the communications industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

As the owner of distribution systems serving the communications industry, we are impacted by the risks associated with the communications industry. Therefore, our success is to some degree dependent on the communications industry, which could be adversely affected by economic conditions in general, changes in consumer trends and preferences and other factors over which we and our tenants have no control. As we are subject to risks inherent in substantial investments in a single industry, a decrease in the communications business would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

The communications industry is characterized by a high degree of competition among a large number of participants. Competition is intense between telecommunications, wireless and cable operators in most of the markets where our properties are located. As competing properties are constructed, the lease rates we assess for our properties may be negatively impacted upon renewal or new tenant pricing events.

Our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business in the manner currently contemplated.

Our business, and that of our tenants, is subject to federal, state, local and foreign regulation. In certain jurisdictions these regulations could be applied or enforced retroactively. Local zoning authorities and community organizations are often opposed to construction in their communities and these regulations can delay, prevent or increase the cost of new distribution system construction and modifications, thereby limiting our ability to respond to customer demands and requirements. Existing regulatory policies may materially and adversely affect the associated timing or cost of such projects and additional regulations may be adopted which increase delays or result in additional costs to us, or that prevent such projects in certain locations. These factors could materially and adversely affect our business, results of operations or financial condition.

Risks Related to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as a publicly-traded company independent from Windstream, CS&L has the ability to pursue transactions with other telecommunications operators that would not pursue transactions with Windstream as a current competitor, to fund acquisitions with its equity on significantly more favorable terms than those that would be available to Windstream, and to pursue certain transactions that Windstream otherwise may be disadvantaged by or precluded from pursuing due to regulatory constraints. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company independent from Windstream in the time we expect, if at all. For instance, it may take longer than anticipated for operators to, or operators may never, embrace a lease structure for distribution system assets.

If the Spin-Off, together with certain related transactions, fails to qualify as a tax-free transaction for U.S. federal income tax purposes, both we and Windstream could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Windstream for material taxes pursuant to indemnification obligations under the tax matters agreement entered into in connection with the Spin-Off.

Windstream received a private letter ruling (the “IRS Ruling”) from the Internal Revenue Service (the “IRS”) to the effect that, on the basis of certain facts presented and representations and assumptions set forth in the request submitted to the IRS, the Spin-Off will qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations and assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Windstream will not be able to rely on the IRS Ruling. In addition, the IRS Ruling does not address certain requirements for tax-free treatment of the Spin-Off under Sections 355 and 368(a)(1)(D) of the Code and Windstream’s use of CS&L indebtedness and common stock to retire certain of Windstream’s indebtedness (the “debt exchanges”). Accordingly, the Spin-Off was conditioned upon the receipt by Windstream of a tax opinion from its counsel with respect to the requirements on which the IRS did not rule, which concluded that such requirements also should be satisfied. The tax opinion was based on, among other things, the IRS Ruling, current law and certain representations and assumptions as to factual matters made by Windstream and us. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached in the tax opinion. In addition, the tax opinion is not binding on the IRS or the courts, and the IRS and/or the courts may not agree with the tax opinion.

If the Spin-Off were determined to be taxable, Windstream would recognize taxable gain. Under the terms of the tax matters agreement entered into with Windstream in connection with the Spin-Off (the “Tax Matters Agreement”), we are generally responsible for any taxes imposed on Windstream that arise from the failure of the Spin-Off and the debt exchanges to qualify as tax-free for U.S. federal income tax purposes, within the meaning of Section 355 and Section 368(a)(1)(D) of the Code, as applicable, to the extent such failure to qualify is attributable to certain actions, events or transactions relating to our stock, indebtedness, assets or business, or a breach of the relevant representations or any covenants made by us in the Tax Matters Agreement, the materials submitted to the IRS in connection with the request for the IRS Ruling or the representations provided in connection with the tax opinion. Our indemnification obligations to Windstream are not limited by any maximum amount and such amounts could be substantial. If we are required to indemnify Windstream under the circumstances set forth in the Tax Matters Agreement, we may also be subject to substantial tax liabilities.

In addition, if the Spin-Off or the debt exchanges failed to qualify as tax free for U.S. federal income tax purposes, Windstream may incur significant tax liabilities that could materially affect Windstream’s ability to make payments under the Master Lease.

We may not be able to engage in desirable strategic transactions and equity issuances for two years following the Spin-Off because of certain restrictions relating to requirements for tax-free distributions for U.S. federal income tax purposes. In addition, we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

To preserve the tax-free treatment to Windstream of the Spin-Off, for the two-year period following the Spin-Off, CS&L may be prohibited, except in specific circumstances, from taking certain actions, including: (1) entering into any transaction pursuant to which all or a portion of CS&L’s stock would be acquired, whether by merger or otherwise, (2) issuing equity securities beyond certain thresholds, or (3) repurchasing CS&L’s common stock. In addition, we are prohibited from taking or failing to take any other action that prevents the Spin-Off and related transactions from being tax-free.

These restrictions may limit CS&L’s ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of CS&L’s business or to raise additional equity financing to fund debt source needs.

Our agreements with Windstream may not reflect terms that would have resulted from negotiations with unaffiliated third parties.

The agreements that we entered into with Windstream in connection with the Spin-Off, including the Separation and Distribution Agreement, the Master Lease, the Recognition Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder’s and Registration Rights Agreement, were entered into in the context of the Spin-Off while we were still controlled by Windstream. As a result, they may not reflect terms that would have resulted from negotiations between unaffiliated third parties. The terms of the agreements entered into in the context of the Spin-Off concern, among other things, divisions and allocations of assets and liabilities and rights and obligations, between Windstream and us.

Our historical financial information may not be a reliable indicator of future results.

Our historical financial data may not reflect our business, financial position or results of operations had we been an independent, publicly-traded company during the periods presented, or what our business, financial position or results of operations will be in the future. Prior to the Spin-Off, our business was operated by Windstream as part of one corporate organization and not operated as a stand-alone company. Because the Distribution Systems and Consumer CLEC Business assets that comprise our business were not acquired by us until immediately prior to the Spin-Off, there are no historical financial statements for CS&L, and our historical financial statements are not indicative of how we exist following the Spin-Off. Significant changes have and will continue to occur in our cost structure, financing and business operations as a result of our operation as a stand-alone company and our transactions with Windstream that have not existed historically, including the Master Lease and an estimated $20 to $25 million of incremental operating expenses that we expect to incur.

The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

The Spin-Off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations, which expenses or changes could arise pursuant to arrangements made between Windstream and us or could trigger contractual rights of, and obligations to, third parties. Disputes with third parties could also arise out of these transactions. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations. In addition, disputes with Windstream could arise in connection with the Separation and Distribution Agreement, the Master Lease, the Recognition Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Wholesale Master Services Agreement, the Master Services Agreement, the Intellectual Property Matters Agreement, the Reverse Transition Services Agreement and the Stockholder’s and Registration Rights Agreement entered into in the context of the Spin-Off or other agreements.

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

A court could deem the Spin-Off of CS&L common stock or certain internal restructuring transactions undertaken by Windstream in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our shareholders to return to Windstream some or all of the shares of our common stock issued in the distribution, to return some of the purging distribution, if any, to CS&L, or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

Risks Related to Our Status as a REIT

If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which could reduce the amount of cash available for distribution to our shareholders.

We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2015. References throughout this document to the “first taxable year” for which we intend to elect to be taxed as a REIT refer to the taxable year ending December 31, 2015. We received an opinion of tax counsel to Windstream with respect to our qualification as a REIT in connection with the Spin-Off. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of tax counsel represents only the view of such counsel based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Tax counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of tax counsel and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by tax counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate liability could be substantial and could reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence.

Legislative or other actions affecting REITs could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury (the “Treasury”). Changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT or the U.S. federal income tax consequences to our investors and us of such qualification.

On February 26, 2014, House Ways and Means Committee Chairman David Camp released a proposal, formally introduced recently as proposed legislation, H.R. 1, the Tax Reform Act of 2014 (the “Camp Proposal”), for comprehensive tax reform. The Camp Proposal includes a number of provisions that, if enacted, would have an adverse effect on corporations seeking to make an election to be taxed as a REIT. These include the following: (i) if the stock of a corporation is distributed in a tax-free spin-off under Section 355 of the Code, such corporation will not be eligible to make an election to be taxed as a REIT for the ten-year period following the taxable year in which the spin-off occurs; (ii) if a corporation elects to be taxed as a REIT, such corporation will be required to recognize certain built-in gains inherent in its property as if all its assets were sold at their fair market value immediately before the close of the taxable year immediately before the corporation became taxed as a REIT; (iii) for purposes of the REIT income and asset tests, “real property” would be defined to exclude all tangible property with a class life of less than 27.5 years (as defined under the depreciation rules); and (iv) any dividend made to satisfy the REIT requirement that a REIT must not have any earnings and profits accumulated during non-REIT years by the end of its first tax year as a REIT must be made in cash instead of a combination of cash and stock. Provisions (i) and (ii), if enacted in their current form, would apply to REIT elections and tax-free spin-off distributions made on or after February 26, 2014. If enacted in its current form, the Camp Proposal would materially and adversely affect our ability to make an election to be taxed as a REIT. See the risk factor captioned “If we do not qualify as a REIT, or fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which could reduce the amount of cash available for distribution to our shareholders.” It is uncertain whether the Camp Proposal, in its current form as it relates to CS&L, or any other legislation affecting REITs and entities desiring to elect REIT status will be enacted and whether any such legislation will apply to CS&L.

We could fail to qualify as a REIT if income we receive from Windstream is not treated as qualifying income.

Under applicable provisions of the Code, we will not be treated as a REIT unless we satisfy various requirements, including requirements relating to the sources of our gross income. Rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of these requirements if the Master Lease is not respected as a true lease for U.S. federal income tax purposes and is instead treated as a service contract, joint venture or some other type of arrangement. If the Master Lease is not respected as a true lease for U.S. federal income tax purposes, we may fail to qualify as a REIT.

In addition, subject to certain exceptions, rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of the REIT gross income requirements if we or a beneficial or constructive owner of 10% or more of our stock beneficially or constructively owns 10% or more of the total combined voting power of all classes of Windstream Holdings stock entitled to vote or 10% or more of the total value of all classes of Windstream Holdings stock. Our charter provides for restrictions on ownership and transfer of our shares of stock, including restrictions on such ownership or transfer that would cause the rents received or accrued by us from Windstream to be treated as non-qualifying rent for purposes of the REIT gross income requirements. Nevertheless, there can be no assurance that such restrictions will be effective in ensuring that rents received or accrued by us from Windstream will not be treated as qualifying rent for purposes of REIT qualification requirements.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to income from “qualified dividends” payable by U.S. corporations to U.S. shareholders that are individuals, trusts and estates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although these rules do not adversely affect the taxation of REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, in order for us to qualify as a REIT (assuming that certain other requirements are also satisfied) so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

Our FFO are currently generated primarily by rents paid under the Master Lease. From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions in order to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax, including the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes. For example, we hold some of our assets and conduct certain of our activities through a TRS subsidiary corporation that is subject to U.S. federal, state and local corporate-level income taxes as a regular C corporation. In addition, we may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Any of these taxes could decrease cash available for distribution to our shareholders.

Complying with the REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

To qualify as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and “real estate assets” (as defined in the Code). The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our shareholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with the REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify any such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because the TRS may be subject to tax on gains or expose us to greater risks associated with changes in interest rates that we would otherwise want to bear. In addition, losses in the TRS will generally not provide any tax benefit, unless such losses are able to be carried back or forward against past or future taxable income in the TRS.

Even if we qualify as a REIT, we could be subject to tax on any unrealized net built-in gains in our assets held before electing to be treated as a REIT.

We own certain appreciated assets that we acquired from Windstream pursuant to the Spin-Off. If we dispose of any such appreciated assets during the ten-year period following our qualification as a REIT, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that we became a REIT over the adjusted tax basis of such assets on such date, which are referred to as built-in gains. We will be subject to this tax liability even if we qualify and maintain our status as a REIT. Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our distribution requirement. Any tax on the recognized built-in gain will reduce REIT taxable income. We may choose not to sell such appreciated assets in a taxable transaction during the ten-year period in which the built-in gain tax applies in order to avoid the built-in gain tax. However, there can be no assurances that such a taxable transaction will not occur. If we sell such assets in a taxable transaction, the amount of corporate tax that we will pay will vary depending on the actual amount of net built-in gain or loss present in those assets as of the time we became a REIT. The amount of tax could be significant.

Risks Related to Our Common Stock

A trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, the market price and trading volume of our common stock may fluctuate widely.

We have only been a public company for several months, and thus there is a limited trading history in our common stock, which has been traded on NASDAQ under the symbol “CSAL” since April 20, 2015. We cannot predict the prices at which our common stock may trade. The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	a shift in our investor base;
•	our quarterly or annual earnings, or those of comparable companies;
•	actual or anticipated fluctuations in our operating results;
•	our ability to obtain financing as needed;
•	changes in laws and regulations affecting our business;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	announcements by us or our competitors of significant investments, acquisitions or dispositions;
•	the failure of securities analysts to cover our common stock;
•	changes in earnings estimates by securities analysts or our ability to meet those estimates;
•	the operating performance and stock price of comparable companies;

•	overall market fluctuations; and
•	general economic conditions and other external factors.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

The combined post-spin-off value of our common stock and Windstream’s common stock may not equal or exceed the pre-spin-off value of Windstream’s common stock.

The combined market value of our common stock and Windstream’s common stock is currently less than the market value of Windstream’s common stock prior to the Spin-Off. We cannot assure you when, or if, the combined market value will equal or exceed the market value of Windstream’s common stock prior to the Spin-Off. Until the market has fully evaluated our stand-alone business, the price at which our common stock trades may fluctuate more significantly than might otherwise be typical. Similarly, until the market has fully evaluated the business of Windstream without the business of CS&L, the price at which shares of Windstream’s common stock trades may fluctuate more significantly than might otherwise be typical, including volatility caused by general market conditions.

Future sales or distributions of our common stock, including the disposition by Windstream of our common stock that Windstream retained after the Spin-Off, could depress the market price for shares of our common stock.

In the Spin-Off, Windstream retained 29,385,064 shares of our common stock. Windstream has informed us that it intends to transfer the shares retained in the Spin-Off opportunistically during an 18 month period following the Spin-Off, subject to market conditions, to retire debt. In that regard, we filed a Registration Statement on Form S-11 with the SEC on June 25, 2015 registering up to 24,487,553 shares of our common stock, all of which Windstream intends to exchange (assuming the underwriters exercise their option to purchase additional shares) in a debt for equity exchange with Citigroup Global Markets Inc., as the selling shareholder named in that registration statement.

In addition, some of the holders of shares of our common stock are index funds tied to stock or investment indices or are institutional investors bound by various investment guidelines. Companies are generally selected for investment indices, and in some cases selected by institutional investors, based on factors such as market capitalization, industry, trading liquidity and financial condition. Our common stock may not qualify for those investment indices and may not meet the investment guidelines of some institutional investors. Consequently, these index funds and institutional investors may have to sell some or all of our common stock they received in the Spin-Off.

Any disposition by Windstream or any other of our significant shareholders, such as index funds and institutional investors, of shares of our common stock, or the perception in the market that such dispositions could occur, may cause the share price of our common stock to fall. Any such decline could impair our ability to sell shares of our common stock in the future at favorable market prices.

We cannot assure you of our ability to pay dividends in the future.

It is expected that our initial dividend will be $2.40 per share per annum, subject to approval of our board of directors. On May 6, 2015, CS&L declared a pro-rated $0.4418 per share quarterly dividend to shareholders of record at the close of business on June 30, 2015 for the period from April 25, 2015 through June 30, 2015, which represents a quarterly dividend of $0.60 per share. In no event will the annual dividend be less than 90% of our REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. Our ability to pay dividends may be adversely affected by a number of factors, including the risk factors herein. Dividends will be authorized by our board of directors and declared by us based upon a number of factors, including actual results of operations, restrictions under Maryland law or applicable debt covenants, our financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Code, our operating expenses and other factors our directors deem relevant. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash dividends or year-to-year increases in cash dividends in the future.

Furthermore, while we are required to pay dividends in order to maintain our REIT status (as described above under “Risks Related to Our Status as a REIT— REIT distribution requirements could adversely affect our ability to execute our business plan”), we may elect not to maintain our REIT status, in which case we would no longer be required to pay such dividends. Moreover, even if we do maintain our REIT status, after completing various procedural steps, we may elect to comply with the applicable distribution requirements by distributing, under certain circumstances, shares of our common stock in lieu of cash. If we elect not to maintain our REIT status or to satisfy any required distributions in shares of common stock in lieu of cash, such action could negatively affect our business and financial condition as well as the market price of our common stock. No assurance can be given that we will pay any dividends on shares of our common stock in the future.

Our charter restricts the ownership and transfer of our outstanding stock, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year after the first year for which we elect to be taxed and qualify as a REIT. Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed and qualify as a REIT). Our charter, with certain exceptions, authorizes our board of directors to take such actions as are necessary or advisable to preserve our qualification as a REIT. Our charter also provides that, unless exempted by the board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock. Windstream is exempt from these ownership restrictions. The constructive ownership rules are complex and may cause shares of stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. These ownership limits could delay or prevent a transaction or a change in control of us that might involve a premium price for shares of our stock or otherwise be in the best interests of our shareholders. The acquisition of less than 9.8% of our outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% in value of our outstanding stock, and thus violate our charter’s ownership limit. Our charter also prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. In addition, our charter provides that (i) no person shall beneficially own shares of stock to the extent such beneficial ownership of stock would result in us failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, and (ii) no person shall beneficially or constructively own shares of stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of our real property. Any attempt to own or transfer shares of our stock in violation of these restrictions may result in the transfer being automatically void.

Maryland law and provisions in our charter and bylaws may delay or prevent takeover attempts by third parties and therefore inhibit our shareholders from realizing a premium on their stock.

Our charter and bylaws contain, and Maryland law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirors to negotiate with our board of directors, rather than to attempt a hostile takeover. Our charter and bylaws, among other things, (1) contain transfer and ownership restrictions on the percentage by number and value of outstanding shares of our stock that may be owned or acquired by any shareholder; (2) provide that shareholders are not allowed to act by written consent; (3) permit the board of directors, without further action of the shareholders, to increase or decrease the authorized number of shares and to issue and fix the terms of one or more classes or series of preferred stock, which may have rights senior to those of the common stock; (4) permit only the board of directors to amend the bylaws; (5) establish certain advance notice procedures for shareholder proposals and director nominations; and (6) designate the Maryland courts as the exclusive forum for resolving certain claims.

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in our best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Failure to maintain effective internal controls in accordance with The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) could have a material adverse effect on our business and stock price.

As a public company with SEC reporting obligations, we are required to document and test our internal control procedures to satisfy the requirements of Section 404 of Sarbanes-Oxley (“Section 404”), which will require annual assessments by management and our independent registered public accounting firm of the effectiveness of our internal control over financial reporting beginning with our financial statements as of and for the year ending December 31, 2016. During the course of our testing, we may identify deficiencies that we are unable to remediate in a timely manner. Testing and maintaining our internal control over financial reporting may also divert management’s attention from other matters that are important to the operation of our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of completion of our evaluation, testing, and remediation actions or its effect on our operations because there is presently no precedent available by which to measure compliance adequacy. Moreover, any material weakness or other deficiencies in our internal control over financial reporting may impede our ability to file timely and accurate reports with the SEC. Any of the above could cause investors to lose confidence in our reported financial information or our common stock listing on NASDAQ to be suspended or terminated, which could have a negative effect on the trading price of our common stock.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None

Item 3. Defaults Upon Senior Securities.

None

Item 4. Mine Safety Disclosures.

Not Applicable

Item 5. Other Information.

On August 10, 2015, the Compensation Committee of the Board of Directors of the Company (the “Committee”) adopted the Communications Sales & Leasing, Inc. Deferred Compensation Plan (the “Plan”).  The Committee, as administrator of the Plan, has the right to alter, amend or terminate the Plan at any time in its discretion, provided that no amendment or termination shall divest any accrued benefit that is then vested under the Plan.  The Plan permits eligible employees to defer payment of up to 75% of their base salary and 90% of their annual bonuses and other cash compensation.  Company contributions may be made to the Plan in such amounts and subject to such conditions as the Committee may determine from time to time.  Each participant’s account will be credited annually with interest at a rate equal to the lesser of (i) the Company’s Weighted Average Cost of Debt (as defined in the Plan) or (ii) the then current yield on the United States 10-year Treasury Note as quoted in The Wall Street Journal for the last business day of the previous calendar year.  Unless otherwise determined by the Committee, a participant’s interest in Company contributions will vest 100% after three years of service, or, if earlier, upon the employee’s death or disability, upon a Change in Control (as defined in the Plan) or if the Plan is terminated.  Each participant’s elective deferrals will at all times be 100% vested.  Each participant may elect to have his or her deferred amounts distributed at such time as the participant may specify, upon the participant’s separation from service, upon a Change in Control or upon the participant’s death or disability.  In each case, the amount will be paid in a single lump sum payment except where the Plan permits the participant to elect to receive such payment in annual installments not to exceed, in any case, five years. The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.20 to this Quarterly Report on Form 10-Q and is incorporated by reference herein.

On August 11, 2015, the Company announced that its Board of Directors declared a cash dividend on its common stock of $0.60 per share, payable on October 15, 2015 to stockholders of record as of the close of business on September 30, 2015.

Item 6. Exhibits.

Exhibit Number	Description

2.1

Separation and Distribution Agreement, dated as of March 26, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of March 26, 2015 (File No. 001-36708)).

3.1

Articles of Amendment and Restatement of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 10, 2015 (File No. 001-36708)).

3.2

Amended and Restated Bylaws of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 10, 2015 (File No. 001-36708)).

4.1

Indenture, dated as of April 24, 2015, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, governing the 8.25% Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.2

Form of 8.25% Senior Note due 2023 (included in Exhibit 4.1 above) (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.3

Indenture, dated as of April 24, 2015, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee and as Collateral Agent, governing the 6.00% Senior Secured Notes due 2023 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.4

Form of 6.00% Senior Secured Note due 2023 (included in Exhibit 4.3 above) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.1

Master Lease, entered into as of April 24, 2015, by and among CSL National, LP and the other entities listed therein, as Landlord, and Windstream Holdings, Inc., as Tenant (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.2

Tax Matters Agreement, entered into as of April 24, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.3

Transition Services Agreement, dated April 24, 2015, by and between Windstream Services, LLC and CSL National, LP, on behalf of itself and its Affiliates, including Talk America Services, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.4

Employee Matters Agreement, dated as of April 24, 2015, by and between Windstream Holdings, Inc. and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.5

Intellectual Property Matters Agreement, dated as of April 24, 2015, by and among Windstream Services, LLC, individually and on behalf of its subsidiaries that may hold certain intellectual property as described therein, CSL National, LP, and Talk America Services, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.6

Wholesale Master Services Agreement, dated April 24, 2015, between Windstream Communications, Inc. and Talk America Services, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.7

Stockholder’s and Registration Rights Agreement, made as of April 24, 2015, by and between Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.8

Master Services Agreement, dated as of April 24, 2015, by and between Windstream Services, LLC, on behalf of itself and its competitive local exchange and interexchange carrier affiliates, and Talk America Services, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.9

Reverse Transition Services Agreement, dated April 24, 2015, by and between Windstream Services, LLC and CSL National, LP, on behalf of itself and its Affiliates, including Talk America Services, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.10

Credit Agreement, dated as of April 24, 2015, by and among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Borrowers, the guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.11

Recognition Agreement, dated April 24, 2015, by and among CSL National, LP and the other entities listed therein, as Landlord, and Windstream Holdings, Inc., as Tenant, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.12

Severance Agreement, dated as of June 1, 2015, by and between Communications Sales & Leasing, Inc. and Mark A. Wallace (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.13

Severance Agreement, dated as of June 1, 2015, by and between Communications Sales & Leasing, Inc. and Daniel L. Heard (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4 filed with the SEC as of July 2, 2015 (File No. 333-205450)).

10.14

Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Amendment No. 3 to the Company’s Registration Statement on Form 10 dated and filed with the SEC as of March 12, 2015 (File No. 001-36708)).

10.15

Communications Sales & Leasing, Inc. 2015 Short-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.16

Form of Restricted Shares Agreement for employees (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.17

Form of Performance-Based Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.18

Form of Restricted Shares Agreement for non-employee directors (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.19	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-4 filed with the SEC as of July 2, 2015 (File No. 333-205450)).

10.20*	Communications Sales & Leasing, Inc. Deferred Compensation Plan, effective August 10, 2015.

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNICATIONS SALES & LEASING, INC.

Date:	August 13, 2015	/s/ Mark A. Wallace
Mark A. Wallace Senior Vice President – Chief Financial Officer and Treasurer (Principal Financial Officer)

Date:	August 13, 2015	/s/ Blake Schuhmacher
Blake Schuhmacher Vice President – Controller (Principal Accounting Officer)

Exhibit Index

Exhibit Number	Description

2.1

Separation and Distribution Agreement, dated as of March 26, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of March 26, 2015 (File No. 001-36708)).

3.1

Articles of Amendment and Restatement of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 10, 2015 (File No. 001-36708)).

3.2

Amended and Restated Bylaws of Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 10, 2015 (File No. 001-36708)).

4.1

Indenture, dated as of April 24, 2015, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, governing the 8.25% Senior Notes due 2023 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.2

Form of 8.25% Senior Note due 2023 (included in Exhibit 4.1 above) (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.3

Indenture, dated as of April 24, 2015, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee and as Collateral Agent, governing the 6.00% Senior Secured Notes due 2023 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

4.4

Form of 6.00% Senior Secured Note due 2023 (included in Exhibit 4.3 above) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.1

Master Lease, entered into as of April 24, 2015, by and among CSL National, LP and the other entities listed therein, as Landlord, and Windstream Holdings, Inc., as Tenant (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.2

Tax Matters Agreement, entered into as of April 24, 2015, by and among Windstream Holdings, Inc., Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.3

Transition Services Agreement, dated April 24, 2015, by and between Windstream Services, LLC and CSL National, LP, on behalf of itself and its Affiliates, including Talk America Services, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.4

Employee Matters Agreement, dated as of April 24, 2015, by and between Windstream Holdings, Inc. and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.5

Intellectual Property Matters Agreement, dated as of April 24, 2015, by and among Windstream Services, LLC, individually and on behalf of its subsidiaries that may hold certain intellectual property as described therein, CSL National, LP, and Talk America Services, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.6

Wholesale Master Services Agreement, dated April 24, 2015, between Windstream Communications, Inc. and Talk America Services, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.7

Stockholder’s and Registration Rights Agreement, made as of April 24, 2015, by and between Windstream Services, LLC and Communications Sales & Leasing, Inc. (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.8

Master Services Agreement, dated as of April 24, 2015, by and between Windstream Services, LLC, on behalf of itself and its competitive local exchange and interexchange carrier affiliates, and Talk America Services, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.9

Reverse Transition Services Agreement, dated April 24, 2015, by and between Windstream Services, LLC and CSL National, LP, on behalf of itself and its Affiliates, including Talk America Services, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.10

Credit Agreement, dated as of April 24, 2015, by and among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Borrowers, the guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.11

Recognition Agreement, dated April 24, 2015, by and among CSL National, LP and the other entities listed therein, as Landlord, and Windstream Holdings, Inc., as Tenant, and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of April 27, 2015 (File No. 001-36708)).

10.12

Severance Agreement, dated as of June 1, 2015, by and between Communications Sales & Leasing, Inc. and Mark A. Wallace (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.13

Severance Agreement, dated as of June 1, 2015, by and between Communications Sales & Leasing, Inc. and Daniel L. Heard (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4 filed with the SEC as of July 2, 2015 (File No. 333-205450)).

10.14

Communications Sales & Leasing, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to Amendment No. 3 to the Company’s Registration Statement on Form 10 dated and filed with the SEC as of March 12, 2015 (File No. 001-36708)).

10.15

Communications Sales & Leasing, Inc. 2015 Short-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.16

Form of Restricted Shares Agreement for employees (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.17

Form of Performance-Based Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.18

Form of Restricted Shares Agreement for non-employee directors (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K dated and filed with the SEC as of June 3, 2015 (File No. 001-36708)).

10.19	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-4 filed with the SEC as of July 2, 2015 (File No. 333-205450)).

10.20*	Communications Sales & Leasing, Inc. Deferred Compensation Plan, effective August 10, 2015.

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.

Exhibit 10.20

COMMUNICATIONS SALES & LEASING, INC.

DEFERRED COMPENSATION PLAN

Effective August 10, 2015

			Page

ARTICLE I

INTRODUCTION

Section	1.01.	The Plan	1
Section	1.02.	Applicability	1

ARTICLE II

DEFINITIONS

Section	2.01.	In General	1

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section	3.01.	Eligibility Requirements	5
Section	3.02.	Continued Participation	5
Section	3.03.	Termination of Eligibility	5
Section	3.04.	Termination of Participation	6

ARTICLE IV

ELECTIVE DEFERRALS

Section	4.01.	Elective Deferral Elections	6
Section	4.02.	No Election Changes During Plan Year	7
Section	4.03.	FICA and FUTA Taxes	7

ARTICLE V

EMPLOYER CONTRIBUTIONS

Section	5.01.	Discretionary Profit Sharing Contributions	7

ARTICLE VI

PARTICIPANT ACCOUNTS/ALLOCATION OF CONTRIBUTIONS

Section	6.01.	Participant’s Accounts	7
Section	6.02.	Elective Deferrals	8
Section	6.03.	Profit Sharing Contributions	8

ARTICLE VII

INVESTMENTS

Section	7.01.	In General	6

ARTICLE VIII

VESTING

Section	8.01.	Elective Deferral Accounts	8
Section	8.02.	Employer Contributions	8
Section	8.03.	Full Vesting Rule	8
Section	8.04.	Forfeitures	8

ARTICLE IX

DISTRIBUTIONS

Section	9.01.	Election of Time and Form of Payment	9
Section	9.02.	Change of Distribution Election Method	9
Section	9.03.	Times for Distribution	10
Section	9.04.	Distribution Delay for Specified Employees	10
Section	9.05.	De Minimis Amounts	10
Section	9.06.	Delayed Distributions	10
Section	9.07.	Withholding	10
Section	9.08.	Death Distribution	11
Section	9.09.	Beneficiary Designations	11
Section	9.10.	Payments to Minors or Incompetents	11
Section	9.11.	Undistributable Accounts	11
Section	9.12.	Additional Payments	11

ARTICLE X

UNFORESEEABLE EMERGENCIES

Section	10.01.	Unforeseeable Emergencies	11

ARTICLE XI

ADMINISTRATION OF THE PLAN

Section	11.01.	Plan Administrator	12
Section	11.02.	Powers of Plan Administrator	12
Section	11.03.	Decisions of Plan Administrator	13
Section	11.04.	Administrative Expenses	14
Section	11.05.	Eligibility To Participate	14
Section	11.06.	Indemnification	14

ii

ARTICLE XII

CLAIMS PROCEDURES

Section	12.01.	Filing a Claim	14
Section	12.02.	Review of Initial Claim	14
Section	12.03.	Appeal of Denial of Initial Claim	15
Section	12.04.	Review of Appeal	15
Section	12.05.	Disability Claims	15
Section	12.06.	Form of Notice to Claimant	16
Section	12.07.	Discretionary Authority of Plan Administrator	16
Section	12.08.	Exhaustion of Claims Procedures	16

ARTICLE XIII

FUNDING

Section	13.01.	Establishment of the Trust	17
Section	13.02.	Participants Remain General Creditors	17

ARTICLE XIV

MODIFICATION OR TERMINATION OF PLAN

Section	14.01.	Company’s Obligations Limited	17
Section	14.02.	Right To Amend or Terminate	17
Section	14.03.	Effect of Termination	17

ARTICLE XV

GENERAL PROVISIONS

Section	15.01.	Plan Information	18
Section	15.02.	Inalienability	18
Section	15.03.	Rights and Duties	18
Section	15.04.	No Enlargement of Employment Rights	18
Section	15.05.	Apportionment of Duties	19
Section	15.06.	Applicable Law	19
Section	15.07.	Conformance with Applicable Laws	19
Section	15.08.	Binding Effect	19
Section	15.09.	Severability	19
Section	15.10.	Captions	19
Section	15.11.	Receipt and Release	19
Section	15.12.	Offsets	19

iii

COMMUNICATIONS SALES & LEASING, INC. DEFERRED COMPENSATION PLAN

August 10, 2015

ARTICLE I

INTRODUCTION

Section 1.01.  The Plan.  As of August 10, 2015 (the “Effective Date”), CSL National, LP hereby adopts the Communications Sales & Leasing, Inc. Deferred Compensation Plan (the “Plan”).  The Plan is established and maintained by the Company primarily to permit certain management or highly compensated employees of the Company and its Subsidiaries, within the meaning of Section 301(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to defer a percentage of their Compensation.  The Plan is an unfunded deferred compensation plan intended to qualify for the exemptions provided in, and shall be administered in a manner consistent with, Sections 201, 301 and 401 of ERISA and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  This introduction and the following Articles, as may be amended from time to time, comprise the Plan.

Section 1.02.  Applicability.  The terms and provisions of the Plan, as hereinafter set forth and as may be amended from time to time, establish the rights and obligations with respect to Participants on and after the Effective Date and to transactions under the Plan on and after such date.

ARTICLE II

DEFINITIONS

Section 2.01.  In General.  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a)“Active Participant” means, for each Plan Year, a Participant who has enrolled in the Plan for any portion of the Plan Year by authorizing Elective Deferrals in accordance with Section 4.01.

(b)“Affiliate” means a corporation, trade or business which is, together with the Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of Code Section 414(b) or (c)), but only for the period during which such other entity is so affiliated with the Employer.

(c)“Base Compensation” means the amount of a Participant’s basic or regular rate of remuneration paid to the Participant by the Employer (in the course of the Employer’s trade or business) during the Plan Year, including the amount of remuneration otherwise excludable from the gross income of the Participant under a salary reduction agreement by reason of the application of Code Section 125, 401(k), 402(e)(3) or 132(f) but excluding the amount of any overtime, bonuses or incentive pay, and stock options paid for such period.

(d)“Beneficiary” means the individual(s) and/or trust(s) entitled to receive benefits under the Plan upon the death of a Participant in accordance with Section 9.08.

(e)“Board of Directors” means the Board of Directors of the Company, as from time to time constituted.

(f)“Bonus” means the Compensation otherwise payable currently or within two and one-half months following the Plan Year end to a Participant under a bonus plan or arrangement of an Employer.

(g)“Change in Control” means, if at any time subsequent to the Effective Date, any of the following events shall have occurred:

(i)The acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)(each, a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this definition, any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) below shall not be deemed to result in a Change in Control;

(ii)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)The consummation of a reorganization, merger or consolidation or sale or other disposition of more than fifty percent (50%) of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(h)“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific Section of the Code shall include such Section, any regulation interpreting such Section and any comparable provision of any future legislation amending, supplementing or superseding such Section.

(i)“Company” means Communications Sales & Leasing, Inc.  Unless otherwise delegated by the Board of Directors, the Compensation Committee of the Company shall act on behalf of the Company for purposes of the Plan.

(j)“Compensation” means wages (within the meaning of Section 3401(a) of the Code) and all other payments of compensation which an Employer is required to report in Box 1 (“wages, tips, other compensation”) of IRS Form W‑2, (i) including the aggregate of any Elective Deferrals credited to his or her Elective Deferral Account and any other amounts (A) contributed by an Employer on his or her behalf to an employee benefit plan pursuant to a salary reduction agreement and (B) not includible in gross income under Section 125, 132(f) or 402(e)(3) of the Code; but (ii) excluding amounts paid or reimbursed by the Employer for moving expenses incurred by the Participant, to the extent that at the time of payment it is reasonable to believe that such amounts will qualify as a qualified moving expense reimbursement (within the meaning of Section 132(a)(6) of the Code); and (iii) determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the agricultural labor exception).

(k)“Disability” or “Disabled” means a Participant’s inability to engage in any substantial gainful activity because of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant’s receipt of income replacement benefits for a period of not less than three months under an accident or health plan sponsored by the Employer.  A Participant shall be deemed to have incurred a Disability if the Participant is determined to be totally disabled by the Social Security Administration.

(l)“Elective Deferrals” means, as to each Participant, the amounts credited to the Participant’s Elective Deferral Account pursuant to the Participant’s deferral election made in accordance with Section 4.01.

(m)“Eligible Employee” means an employee who is determined by the Plan Administrator to be a member of the select group of management or highly compensated employees of the Employer and who have been designated by the

2

Employer as eligible to participate.

(n)“Employee” means an individual who is a common‑law employee or a leased employee of any Employer.

(o)“Employer” means, except to the extent the context clearly indicates reference to an individual employer, collectively CSL National, LP, the Company and any Subsidiary which, consistent with authorization by the Company, has adopted the Plan and any successor thereto.  Unless otherwise delegated by the Board of Directors, the Board of Directors shall act on behalf of the Employer for purposes of the Plan.  By its adoption of the Plan, an Employer shall be deemed to appoint the Company and the Plan Administrator its exclusive agents to exercise on its behalf all of the power and authority conferred by the Plan upon the Employer.  The authority of the Company and the Plan Administrator to act as such agents shall continue until the Plan is terminated as to the adopting Employer and the assets have been distributed to Participants in accordance with the Plan.

(p)“Employer Contributions” means the amounts credited to Participants’ Accounts as Profit Sharing Contributions in accordance with Article V, but excluding Elective Deferrals.

(q)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specific Section of ERISA shall include such Section, any regulation interpreting such Section and any comparable provision of any future legislation amending, supplementing or superseding such Section.

(r)“Participant” means an Eligible Employee who becomes a Participant in the Plan pursuant to Section 3.01 and has not ceased to be a Participant pursuant to Section 3.03 or 3.04.

(s)“Participant’s Account” or “Account” means, as to any Participant, the separate bookkeeping account maintained in order to reflect his or her interest in the Plan.  Each Participant’s Account may be comprised of separate subaccounts, as follows:

(i)“Elective Deferral Account” means the subaccount maintained to record the Elective Deferrals made on behalf of the Participant pursuant to Section 4.01 and any adjustments relating thereto.

(ii)“Profit Sharing Account” means the subaccount maintained to record the Profit Sharing Contributions made on behalf of the Participant pursuant to Section 5.01 and any adjustments relating thereto.

(t)“Plan” means the Communications Sales & Leasing, Inc. Deferred Compensation Plan, as set forth in this instrument and as heretofore or hereafter amended from time to time.

(u)“Plan Administrator” means the Company.

(v)“Plan Year” means the calendar year.

(w)“Profit Sharing Contribution” means, as to each Participant, the amounts (if any) credited to a Participant’s Profit Sharing Account in accordance with Section 5.01.

(x)“Service” means, as to each Employee, each period beginning on his or her first day of employment with an Employer and ending on his or her next Severance Date.  An Employee’s Service shall include periods of employment with a predecessor employer (within the meaning of Code Section 414(a)), provided any such period otherwise qualifies as Service under this definition.

(y)“Severance Date” means the earlier of (i) the date on which an Employee dies or his or her employment with all Employers otherwise terminates, or (ii) the first anniversary of the first date of a period in which an Employee remains absent from Service with all Employers for any reason other than his or her death or other termination of employment.  The determination of whether an Employee has a termination of employment will be made in accordance with Code Section 409A and the regulations thereunder.

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(z)“Specified Employee” means a person who is a Specified Employee determined in accordance with Code Sections 416(i) and 409A, including regulations and guidance issued thereunder, and pursuant to any policies and procedures for the Plan as adopted by the Plan Administrator.  In general, “Specified Employee” means any employee who, as of the date of such person’s termination of employment from all Affiliates, was:

(i)an officer of the Affiliates having annual compensation greater than the adjusted limit specified in Code Section 416(i) ($165,000 for 2012);

(ii)a 5% owner of the Affiliates; or

(iii)a 1% owner of the Affiliates having annual compensation of more than $150,000.

For purposes of clause (i), no more than 50 employees of the Affiliates, ranked by Compensation (or, if lesser, the greater of three employees or 10% of the employees), shall be treated as officers.

(aa)“Subsidiary” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock, membership or other interests issued by such corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity.

(bb)“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The determination of whether there has been an Unforeseeable Emergency will be made in accordance with Code Section 409A, including regulations and guidance issued thereunder.

(cc)“Weighted Average Cost of Debt” means the market value weighted average yield of the Company’s long term and short term debt.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section 3.01.  Eligibility Requirements.  Every Employee of an Employer who is an Eligible Employee as determined by the Plan Administrator shall be eligible to participate in the Plan as of the date the Plan Administrator notifies the Employee he or she is an Eligible Employee.  An Eligible Employee may become a Participant in the Plan by completing a deferral election in accordance with Section 4.01 or by the Employer making a contribution to the Plan on behalf of the Eligible Employee.

Section 3.02.  Continued Participation.  Subject to Section 3.03, an individual who becomes a Participant in the Plan shall continue to be a Participant and may continue to make written deferrals in accordance with Section 4.01 so long as he or she remains an Eligible Employee.

Section 3.03.  Termination of Eligibility.  A Participant will become ineligible to continue to participate in the Plan when he or she is no longer an Eligible Employee or on his or her Severance Date.  The Plan Administrator may terminate an Employee’s participation in the Plan prospectively for any reason, including, but not limited to, the Plan Administrator’s determination that such Employee is no longer an Eligible Employee or that termination is necessary in order to maintain the Plan as a top hat plan in accordance with ERISA.

Section 3.04.  Termination of Participation.  An Eligible Employee who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed.  However, an Eligible Employee who has become a Participant may or may not be an Active Participant making an Elective Deferral for a particular Plan Year, depending upon whether he or she has elected to make Elective Deferrals for that Plan Year.

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ARTICLE IV

ELECTIVE DEFERRALS

Section 4.01.  Elective Deferral Elections.  At the time and in the manner prescribed in this Section 4.01, each Eligible Employee may elect to defer portions of his or her Base Compensation, Bonuses and other cash Compensation otherwise payable to him or her for the Plan Year and to have the amounts of such deferrals credited to his or her Elective Deferral Account under the Plan, provided he or she elects to make Elective Deferrals in such manner and within such advance notice period as the Plan Administrator shall specify.  Each eligible employee may defer up to 75% of his or her Base Compensation, up to 90% of his or her Bonuses, and up to 90% of his or her other cash Compensation.

(a)Deferral Elections.  A Participant, or Eligible Employee desiring to become a Participant, may elect, in accordance with rules and procedures established by the Plan Administrator, to defer Base Compensation, Bonuses, and other cash Compensation otherwise payable to him or her for the Plan Year by executing a deferral election form and filing such election with the Plan Administrator on or before the deadlines prescribed in Section 4.01(b) for initial elections or Section 4.01(c) for subsequent elections.  The Participant shall also elect at the time of deferral election, in accordance with Section 9.01, the form of payment for distribution of the amounts credited to the Participant’s Account(s) for the Plan Year of that deferral election.  Each deferral election and related distribution election shall be valid only for the Plan Year to which it relates.  A Participant’s election will continue for each subsequent year the Participant is an Eligible Employee under the Plan.  A Participant wishing to terminate or change his or her election for any subsequent Plan Year must submit a new deferral election and related distribution election for such Plan Year pursuant to Section 4.01(c).

(b)Initial Deferral Elections.  Initial deferral elections for an Eligible Employee must be received within 30 days from the date he or she first becomes eligible.  If the Eligible Employee fails to timely submit an initial deferral election within 30 days from the date he or she first becomes eligible, the Eligible Employee will become a Participant in the Plan as of the first day of the Plan Year following the date he or she files a deferral election.  The initial deferral election shall apply only to Compensation earned after such election is received by the Plan Administrator.  For Compensation that is earned based upon a specified performance period (for example, an annual bonus), where an initial deferral election is made after the beginning of the performance period, the election shall apply only to an amount equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(c)Elections for Subsequent Plan Years.  A Participant may elect to change or reinstate his or her active participation in the Plan for any Plan Year following the Plan Year of the Participant’s initial participation in the Plan by electing to defer Base Compensation and Bonuses otherwise payable to him or her for such subsequent Plan Year by executing a deferral election form and filing such election with the Plan Administrator on or before December 31 of the year preceding the Plan Year for which the Eligible Employee is making the election.

Section 4.02.  No Election Changes During Plan Year.  A Participant shall not be permitted to change or revoke his or her election for a Plan Year after the beginning of such Plan Year.  Notwithstanding the foregoing, the deferral election of a Participant who receives a distribution from the Employer’s 401(k) plan on account of a hardship, as defined by the 401(k) plan, or suffers a Disability shall be cancelled for the remainder of the Plan Year.  The Participant whose deferral election is automatically revoked hereunder is entitled to again defer to the Plan effective as of the first day of the Plan Year following the year of revocation.  In addition, a deferral election of a Participant who receives a distribution from the Plan on account of an Unforeseeable Emergency will be cancelled in accordance with Section 10.01(d).

Section 4.03.  FICA and FUTA Taxes.  FICA and FUTA taxes attributable to Elective Deferrals credited to a Participant’s Account under Section 4.01 shall be withheld from the portion of Compensation paid directly to the Participant.

ARTICLE V

EMPLOYER CONTRIBUTIONS

Section 5.01.  Discretionary Profit Sharing Contributions.  For any Plan Year, the Employer may credit to any Participant’s Profit Sharing Account such amount (if any) as the Employer may direct be allocated as a Profit Sharing Contribution for such Plan Year.  The Employer shall determine (in its discretion) which Employees or classes of Employees are eligible to receive such a Profit Sharing Contribution and the amount each such Eligible Employee or class of Eligible Employees shall receive for the Plan Year.

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ARTICLE VI

PARTICIPANT ACCOUNTS/ALLOCATION OF CONTRIBUTIONS

Section 6.01.  Participant’s Accounts.  The Plan Administrator shall establish a bookkeeping Account for each Participant reflecting subaccounts for Elective Deferrals and Profit Sharing Contributions made under the terms of Articles IV and V.  A Participant’s Account shall reflect his or her share of such deferrals, including his or her allocable share of any gains and losses pursuant to Section 7.01.

Section 6.02.  Elective Deferrals.  Any Elective Deferrals made on behalf of an Active Participant shall be credited to his or her Elective Deferral Account as soon as practicable.

Section 6.03.  Profit Sharing Contributions.  Any Profit Sharing Contributions made for a Plan Year shall be credited, as soon as reasonably practicable, to the Profit Sharing Accounts of all Eligible Employees for whom the Profit Sharing Contributions were made pursuant to Section 5.01.

ARTICLE VII

INVESTMENTS

Section 7.01.  In General.  Unless otherwise determined by resolution of the Company’s Board of Directors, the Participants’ Account(s) shall be credited with an annual rate of return equal to the lesser of (a) the Company’s Weighted Average Cost of Debt and (b) the then current yield on the United States 10 year Treasury Note as quoted in The Wall Street Journal for the last business day of the previous calendar year.

ARTICLE VIII

VESTING

Section 8.01.  Elective Deferral Accounts.  Each Participant shall have a fully 100% vested and nonforfeitable interest in his or her Elective Deferral Account at all times.

Section 8.02.  Employer Contributions.  Unless the Company determines otherwise with respect to a Participant, the interest of each Participant in his or her Profit Sharing Account shall vest in accordance with the following schedule:

Years of Service	Vested Percentage
Less than one year	0%
One but less than two	0
Two but less than three	0
Three years or more	100

Section 8.03.  Full Vesting Rule.  Notwithstanding the foregoing provisions of this Article VIII, a Participant who has not already begun to receive distributions under the Plan shall have a fully 100% vested and nonforfeitable interest in his or her Profit Sharing Account if the Participant dies or becomes Disabled, if a Change in Control occurs or if the Plan is terminated.

Section 8.04.  Forfeitures.  The nonvested portions of a Participant’s Profit Sharing Account shall be immediately forfeited upon termination of his or her employment with all Employers.

ARTICLE IX

DISTRIBUTIONS

Section 9.01.  Election of Time and Form of Payment.  A Participant’s Account may first be distributed upon the occurrence of any of the following events in the following forms as elected by the Participant on his or her distribution election form:

(a)Specified Time.  A Participant is entitled to payment of his or her Elective Deferral Account, as vested under Article VIII, at a specified time or pursuant to a fixed schedule specified in his or her distribution election form.  The

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amount payable will be paid in a single lump‑sum cash payment, unless the Participant elects on his or her distribution election form to receive such payment in annual installments not to exceed four years.

(b)Separation From Service.  A Participant is entitled to payment of his or her Account(s), as vested under Article VIII, following the termination of his or her employment status with all Employers.  The amount payable will be paid in a single lump‑sum cash payment, unless the Participant elects on his or her distribution election form to receive such payment in annual installments not to exceed five years.

(c)Change in Control.  A Participant is entitled to payment of his or her Account(s), as 100% vested pursuant to Article VIII, upon the occurrence of a Change in Control.  The amount payable will be in a single lump‑sum cash payment.

(d)Death.  A Participant is entitled to payment of his or her Account(s), as 100% vested pursuant to Article VIII, upon the Participant’s death.  The amount payable will be in a single lump‑sum cash payment.

(e)Disability.  A Participant is entitled to payment of his or her Account(s), as 100% vested pursuant to Article VIII, upon the medical determination of a Participant’s Disability.  The amount payable will be in a single lump‑sum cash payment, unless the Participant elects on his or her distribution election form to receive such payments in annual installments not to exceed five years.

If a Participant’s distribution election is ineffective for any reason or no distribution election is made, the Participant’s Account(s) will be paid in a single lump‑sum cash payment on the Participant’s separation from service, Change in Control or Disability, as the case may be.  For all purposes of the Plan, whether a Participant has a separation from service will be determined in accordance with Code Section 409A and the regulations and guidance thereunder.  Notwithstanding the foregoing, a Participant’s Account(s) may also become distributable upon an Unforeseeable Emergency pursuant to Section 10.01.

Section 9.02.  Change of Distribution Election Method.  A Participant may change the form of distribution elected pursuant to Section 4.01 by giving the Plan Administrator written notice of such change in accordance with the following rules:

(a)Any subsequent distribution election may not take effect until at least 12 months after the date on which the election is submitted to the Plan Administrator; and

(b)With respect to distribution elections that relate to a Participant’s separation from employment, or specified time, other than in cases of Disability, death or subject to the limitations provided in Section 10.01, such election shall not take effect until at least five years from the date the distribution would have otherwise been made.

Section 9.03.  Times for Distribution.  Subject to Sections 9.01 and 9.02, (a) if distributions from a Participant’s Account(s) are payable in the lump‑sum form provided under the Participant’s distribution election, distributions shall be made as soon as reasonably possible after the date the event permitting the distribution occurs but no later than 15 days following the distribution event; and (b) if distributions from a Participant’s Account(s) are payable in the form of installments as provided under the Participant’s distribution election, the first installment shall be paid within 15 days of the distribution event, and the remaining installments shall be paid on the successive anniversaries of the date of the first payment.

Section 9.04.  Distribution Delay for Specified Employees.  To the extent a Participant is a Specified Employee, any distribution from the Plan on account of termination of employment will not be made until the date which is (a) six months after the date of the Specified Employee’s separation from service with the Employer or, if earlier, (b) the date of the Specified Employee’s death.  To the extent a Specified Employee has chosen to receive distributions in installments, the first installment shall be paid on the first business day after expiration of the six-month period, with all successive installments paid according to the times set forth in Section 9.03.

Section 9.05.  De Minimis Amounts.  Notwithstanding any payment election made by the Participant, the vested balance in all Account(s) of the Participant will be distributed in a single lump‑sum payment at the time designated under the Plan if at the time of a separation from service, death, Disability or Change in Control, the vested balance does not exceed $50,000.  In addition, the Employer may distribute a Participant's vested balance in all Account(s) of the Participant at any time if the balance does not exceed the limit in Code Section 402(g)(1)(B) and results in the termination of the Participant’s entire interest in the Plan.

Section 9.06.  Delayed Distributions.  Notwithstanding any provision of the Plan to the contrary, distributions under the Plan may be delayed for any reason permitted by Code Section 409A and the guidance thereunder, including, but not limited to, the Employer reasonably anticipating that its deduction with respect to any distribution is limited or eliminated by the application of Code

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Section 162(m) or reasonably anticipating that a distribution would violate federal securities laws or other applicable laws.  Any delay hereunder will be made in accordance with Code Section 409A and the guidance thereunder.

Section 9.07.  Withholding.  The Employer may withhold any federal, state or local taxes required with respect to any distribution under the Plan.  The Participant shall take whatever action the Plan Administrator deems appropriate with respect to withholding of taxes, including, but not limited to, the Participant remitting to the Employer any taxes required to be withheld by the Employer under federal, state or local law as a result of the distribution.

Section 9.08.  Death Distribution.  Upon the death of a Participant and receipt of proof of death satisfactory to the Plan Administrator, distribution of the balance credited to his or her Account(s) shall be paid to his or her Beneficiary in the form elected pursuant to Section 9.01.

Section 9.09.  Beneficiary Designations.  A Participant may designate one or more primary Beneficiaries and contingent Beneficiaries on such form as the Plan Administrator shall specify.  A Participant may designate different Beneficiaries (or revoke a prior designation) at any time by delivering a new designation form (or a signed revocation of a prior designation) to the Plan Administrator.  If a Participant dies without having designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account(s) shall be payable first to his or her surviving spouse or, if the Participant is not survived by his or her spouse, the Account shall be paid to the executor and/or administrator of the Participant’s estate.

Section 9.10.  Payments to Minors or Incompetents.  If any individual to whom a benefit is payable under the Plan is a minor, or if the Plan Administrator determines that any individual to whom a benefit is payable under the Plan is mentally incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, administrator or other representative of the estate of the minor or incompetent which has been duly appointed by a court of competent jurisdiction.

Section 9.11.  Undistributable Accounts.  Each Participant and (in the event of death) his or her Beneficiary shall keep the Plan Administrator advised of his or her current address.  If the Plan Administrator is unable (after making reasonable efforts) to locate the Participant or Beneficiary to whom a Participant’s Account(s) is payable under this Article IX:

(a)the Participant’s Account(s) shall be frozen as of the date the Participant or Beneficiary entitled to payment of the Account(s) is first determined to be missing and no further appreciation, depreciation, earnings, gains or losses shall be credited or debited thereto; and

(b)if the Participant or Beneficiary whose Account(s) was frozen under paragraph (a) above later files a claim for distribution of the Account(s), and if the Plan Administrator (in its discretion) determines that such claim is valid, then the balance previously frozen shall be restored to the Account(s).

Section 9.12.  Additional Payments.  As allowed under Section 409A of the Code and its accompanying regulations, the Plan permits a Participant to receive a distribution from his or her vested Account of any amount deemed to violate Section 409A.  Such payment may not exceed the amount required to be included as income as a result of such failure to comply with Section 409A and its accompanying regulations.

ARTICLE X

UNFORESEEABLE EMERGENCIES

Section 10.01.  Unforeseeable Emergencies.  A Participant may apply to the Plan Administrator for a distribution from the Plan on account of an Unforeseeable Emergency.  The Plan Administrator (in its sole discretion) shall determine whether an Unforeseeable Emergency exists based on the relevant facts and circumstances of each case.  If the Plan Administrator (in its discretion) approves an application for a distribution on account of an Unforeseeable Emergency, the amount withdrawn shall be (a) withdrawn from the subaccounts of the Participant’s Elective Deferral Account as specified in procedures approved by the Plan Administrator (in its discretion), and (b) distributed to the Participant as soon as reasonably possible after the application approval date, but no later than 60 days following the application approval date.  A Participant may make a withdrawal from his or her Elective Deferral Account subject to the following rules:

(a)Unforeseeable Emergency.  For purposes of applying this Section 10.01, a Participant may make a withdrawal only in the event of an Unforeseeable Emergency.

(b)Amount Limitation.  The amount available for the Unforeseeable Emergency is limited to the amount

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reasonably necessary to satisfy the emergency need, as determined by the Plan Administrator (in its discretion), and shall not exceed the balances credited to the Participant’s Elective Deferral Account, determined as of the date that next preceded the withdrawal date; provided, however, that no income allocated to his or her Elective Deferral Account shall be available for withdrawal.

(c)Other Sources.  The Participant shall first obtain reimbursement through insurance or otherwise and shall liquidate assets to the extent the liquidation of such assets would not itself cause severe financial hardship.

(d)Suspension From Further Contributions.  Upon obtaining a distribution due to an Unforeseeable Emergency, a Participant’s deferral election will be revoked for the remainder of the Plan Year in which the Participant received such distribution.  The Participant may resume deferrals under the Plan as of the first day of the next Plan Year.

ARTICLE XI

ADMINISTRATION OF THE PLAN

Section 11.01.  Plan Administrator.  The Compensation Committee of the Board of Directors is hereby designated as the Plan Administrator of the Plan.  The Plan Administrator may designate certain specified duties of Plan administration to an individual or group of individuals who, with respect to such duties, shall have all reasonable powers necessary or appropriate to accomplish them.

Section 11.02.  Powers of Plan Administrator.  The Plan Administrator shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a)to interpret the provisions of the Plan and to determine any question arising under, or in connection with the administration or operation of, the Plan;

(b)to determine all questions concerning the eligibility of any Employee to become or remain a Participant and/or an Active Participant in the Plan;

(c)to cause one or more separate Accounts to be maintained for each Participant;

(d)to determine the manner and form of any distribution to be made under the Plan;

(e)to determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(f)to appoint and discharge such trustees, recordkeepers, consultants, counsel (who may be of counsel to any Employer) and other agents and advisers, and to obtain such other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(g)to prescribe the manner and notice period in which any Participant, or his or her spouse or other Beneficiary, may make any election or designation provided under the Plan;

(h)to establish rules for the performance of its powers and duties and for the administration of the Plan;

(i)to establish rules, regulations and procedures under which requests for Plan information from Participants are processed promptly and completely;

(j)to act as agent for the Employer in keeping all records and assisting with the preparation, filing and distribution of all necessary reports and disclosures;

(k)to delegate to one or more persons, severally or jointly, the authority to perform for and on behalf of the Plan Administrator one or more of the functions of the Plan Administrator under the Plan;

(l)to exercise the authority to make decisions and to make changes to the Plan independent of the Board of Directors, including adopting one or more amendments to the Plan that are not anticipated to have a material financial impact on the Plan or the Employers or a material adverse effect on Participants;

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(m)to establish, liquidate or consolidate any rabbi trust or secular trust associated with the Plan, with the approval of the Board of Directors; and

(n)to make any and all decisions, to take any and all actions, and to execute any and all documents as the Plan Administrator, its delegate or the officers of the Employer deem necessary or desirable to implement any resolutions made by the Board of Directors and to contribute to the smooth operation of the Plan.

Section 11.03.  Decisions of Plan Administrator.  All decisions of the Plan Administrator, any action taken by the Plan Administrator with respect to the Plan and within the powers granted to it under the Plan, and any interpretation of provision of the Plan by the Plan Administrator shall be conclusive and binding on all persons and shall be given the maximum possible deference allowed by law.

Section 11.04.  Administrative Expenses.  The Plan Administrator shall serve without compensation for his or her services as Plan Administrator.  All expenses incurred in connection with the administration of the Plan or the trust, if any, by the Company, the Employers, the Plan Administrator or otherwise, including trustee, if any, and legal fees and expenses, shall be equitably apportioned among the Employers as determined by the Plan Administrator (in his or her discretion).

Section 11.05.  Eligibility To Participate.  One or more persons acting as the Plan Administrator may be an Eligible Employee and otherwise eligible under Article III to participate in the Plan.  The Plan Administrator shall not act or pass upon any matters pertaining specifically to his or her own Account(s) under the Plan.  For such matters, the Board of Directors of the Company, not including such individual, shall act as the Plan Administrator.

Section 11.06.  Indemnification.  Each of the Employers shall, and by adopting the Plan agrees to, indemnify and hold harmless any of its Employees, officers or directors who may be deemed to be a fiduciary of the Plan, the Company and the Plan Administrator from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve bad faith, gross negligence or willful misconduct on the part of any such individual.

ARTICLE XII

CLAIMS PROCEDURES

Section 12.01.  Filing a Claim.  A claim for benefits not previously elected under a deferral agreement, shall be made in writing by the Participant or, if applicable, the Participant’s Beneficiary, executor or administrator, or authorized representative (collectively, the “Claimant”) to the Plan Administrator within 60 days of the event by which the Claimant claims he or she is entitled to receive benefits under the Plan.

Section 12.02.  Review of Initial Claim.

(a)Initial Period for Review of the Claim.  The Plan Administrator shall review all materials and shall decide whether to approve or deny the claim.  If a claim is denied in whole or in part, written notice of denial shall be furnished by the Plan Administrator to the Claimant within a reasonable time after the claim is filed but not later than 90 days after the Plan Administrator receives the claim.  The notice shall set forth the specific reason(s) for the denial, reference to the specific Plan provisions on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary, and a description of the Plan’s review procedures, including the applicable time limits.

(b)Extension.  If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the Claimant and the extension shall not exceed 90 days.  The notice shall be given before the expiration of the 90‑day period described in Section 12.02(a) above and shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision.

Section 12.03.  Appeal of Denial of Initial Claim.  The Claimant may request a review upon written application, may review pertinent documents and may submit issues or comments in writing.  The Claimant must request a review within the reasonable period of time prescribed by the Plan Administrator.  The time period for such a request shall be at least 60 days.

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Section 12.04.  Review of Appeal.

(a)Initial Period for Review of the Appeal.  The Plan Administrator shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not more than 60 days of the receipt of the appeal by the Plan Administrator.  The Claimant shall be notified of the Plan Administrator’s decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific Plan provisions on which the denial is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim.

(b)Extension.  If the Plan Administrator determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the Claimant and the extension shall not exceed 60 days.  The notice shall be given before the expiration of the 60‑day period described in Section 12.04(a) above and shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision.

Section 12.05.  Disability Claims.  If a claim for benefit is based on the Participant’s Disability, the claim will be processed as specified in Section 12.04, except that the following additional rules shall apply:

(a)Notice of Decision.  The Plan Administrator will notify the Claimant of his or her decision within 45 days of receipt of the claim.  The 45-day period may be extended for an additional 30 days if the extension is necessary due to matters beyond the Plan Administrator’s control and the Plan Administrator notifies the Claimant prior to the expiration of the initial 45-day period of the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.  The 30-day extension period can be extended for a second period of 30 days due to matters beyond the Plan Administrator’s control, provided the Plan Administrator again notifies the Claimant prior to the expiration of the first extension period in the same manner as the first extension.  If the Claimant is asked to provide additional information so that the claim can be processed, the Claimant will have 45 days to provide the additional information.  In the case of an adverse determination with respect to a claim, if an internal rule, guideline, protocol or other similar criterion was relied upon in making the decision, the Plan Administrator will notify the Claimant of such reliance and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the Claimant upon written request.

(b)Review Procedures.  A Claimant will have 180 days following the receipt of an adverse determination involving a Disability benefit to request a review of the determination.  If a review of the adverse decision is requested, the following shall apply:

(i)No deference will be given to the initial decision and the review will be conducted by an appropriate individual who is neither the individual who made the initial decision nor a subordinate of that individual.

(ii)If the initial decision was based in whole or in part on a medical judgment, the appropriate individual will consult with a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment.

(iii)The Plan Administrator will provide to the Claimant the identity of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse determination, without regard to whether the advice was relied on in making the determination.

(iv)Any health care professional engaged for purposes of reviewing the initial decision will be an individual who is neither an individual who was consulted in connection with the initial decision nor a subordinate of that individual.

(v)The Plan Administrator shall notify the Claimant of his or her decision on review within 45 days after the request for review is received, or within 90 days if special circumstances require an extension of time, the Claimant is given written notice of the extension within the first 45-day period, and the notice describes the special circumstances and indicates the date a decision is expected to be made.

Section 12.06.  Form of Notice to Claimant.  The notice to the Claimant shall be given in writing or electronically and shall be written in a manner calculated to be understood by the Claimant.

Section 12.07.  Discretionary Authority of Plan Administrator.  The Plan Administrator shall have full discretionary

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authority to determine eligibility, status and the rights of all individuals under the Plan; to construe any and all terms of the Plan; and to find and construe all facts.

Section 12.08.  Exhaustion of Claims Procedures.  Failure to comply with the claims procedure set forth in this Article XII does not relieve the Company of any obligation to pay benefits pursuant to the Plan.  Compliance with the claims review procedures set forth in this Article XII shall be a condition precedent to the filing of a lawsuit by a Participant or his or her Beneficiary or any person claiming through a Participant or Beneficiary in connection with a Plan benefit, and a failure to timely exhaust the administrative remedies set forth herein shall bar any such proceeding in federal or state court.

ARTICLE XIII

FUNDING

Section 13.01.  Establishment of the Trust.  The Company shall not be required to fund or otherwise segregate assets for the payment of benefits under the Plan.  Notwithstanding the foregoing, however, the Company may, in its sole and absolute discretion, establish a trust under which any contributions to the Plan may be held, administered and managed, subject to the claims of the Employers’ creditors in the event of any Employer’s insolvency, until paid to the Participant and/or his or her Beneficiaries specified in the Plan.  Any trust established pursuant to the Plan is intended to be treated as a grantor trust under the Code, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto or to give the Participant any claim to any assets held thereunder.  Such trust shall be subject to all the provisions of the Plan, shall be property of the Employer until distributed, and shall be subject to the Employers’ general, unsecured creditors and judgment creditors.  Such trust shall not be deemed to be collateral security for fulfilling any obligation of the Employers to the Participants.

Section 13.02.  Participants Remain General Creditors.  Notwithstanding any other provisions of the Plan, the Plan shall be unfunded and the Participants in the Plan shall be no more than general, unsecured creditors of the Employer with regard to benefits payable pursuant to the Plan.  The Company may establish a trust to hold Participants’ Elective Deferrals and Profit Sharing Contributions and earnings thereon.

ARTICLE XIV

MODIFICATION OR TERMINATION OF PLAN

Section 14.01.  Company’s Obligations Limited.  The Plan is voluntary on the part of the Company, and the Company does not guarantee to continue the Plan.  By an appropriate amendment to the Plan, the Company may at any time discontinue Elective Deferrals and Employer Contributions (or any of them) for any reason at any time.

Section 14.02.  Right To Amend or Terminate.  The Company reserves the right to alter, amend or terminate the Plan, or any part of the Plan, in such manner as it may determine.  Any such alteration, amendment or termination (a “Change”) shall take effect upon the date indicated in the document embodying the Change; provided, however, that no Change shall divest any portion of an Account that is then vested under the Plan.

Section 14.03.  Effect of Termination.  If the Plan is terminated, each Participant who is affected by such termination shall have a fully 100% vested and nonforfeitable interest in his or her Account(s).  The Plan shall only be terminated, and funds from all such Participants’ Account(s) shall only become distributable, in accordance with the Participant’s distribution election as provided in Section 4.01.  Notwithstanding the foregoing, the Company may elect to terminate the Plan and make accelerated distributions in accordance with the following:

(a)Corporate Dissolution or Bankruptcy.  If termination of the Plan is due to corporate dissolution or bankruptcy, the Plan Administrator may make an accelerated payment as allowed under Section 409A of the Code upon the later of the calendar year the Plan terminates or the first calendar year in which payment is administratively practicable;

(b)Change in Control.  If termination of the Plan is due to a Change in Control the Plan Administrator may make distributions during the period beginning 30 days prior to and ending 12 months following the change in control event; or

(c)Termination in the Ordinary Course.  If the Company terminates the Plan along with all other programs that would be aggregated with the Plan as provided in Code Section 409A and the guidance thereunder, and this termination is not proximate to a downturn in the financial health of the Company, the Plan Administrator may make distributions no earlier than 12 months after and no later than 24 months after the termination of the Plan.  Under this scenario, the Company

12

shall not adopt a new plan that would be aggregated with the Plan within three years after the termination.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01.  Plan Information.  Each Participant shall be advised of the general provisions of the Plan and, upon written request addressed to the Plan Administrator, shall be furnished with any information requested, to the extent required by applicable law, regarding his or her status, rights and privileges under the Plan.

Section 15.02.  Inalienability.  Except to the extent otherwise directed by applicable law, in no event may a Participant, a former Participant or his or her spouse, Beneficiary or estate sell, transfer, anticipate, assign, pledge or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.  The Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits.

Section 15.03.  Rights and Duties.  No person shall have any rights in or to any fund or other assets of the Plan, or under the Plan, except as, and only to the extent, expressly provided for in the Plan.

Section 15.04.  No Enlargement of Employment Rights.  Neither the establishment or maintenance of the Plan or the making of any contributions nor any action of any Employer, the trustee, if any, or Plan Administrator shall be held or construed to confer upon any individual any right to be continued as an Employee, nor, upon dismissal, any right or interest in any fund or any other assets of the Plan, except to the extent provided in the Plan.  Each Employer expressly reserves the right to discharge any Employee at any time.

Section 15.05.  Apportionment of Duties.  All acts required of the Employers under the Plan may be performed by the Employer for itself.  Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is duly authorized to act for the Employer.

Section 15.06.  Applicable Law.  To the extent not subject to federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with applicable laws of the State of Delaware, without regard to conflict‑of‑law principles.

Section 15.07.  Conformance with Applicable Laws.  Notwithstanding anything contained herein to the contrary, the Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A of the Code.  The Company reserves the right to amend the Plan at any time in order for the Plan to comply with any such laws and regulations.

Section 15.08.  Binding Effect.  The Plan shall be binding upon the heirs and personal representatives of all current and future Participants or Beneficiaries.

Section 15.09.  Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

Section 15.10.  Captions.  The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way shall they affect the construction of any provision of the Plan.

Section 15.11.  Receipt and Release.  Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employers, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit with responsibility of the Plan Administrator to follow the application of such funds.

Section 15.12.   Offsets.  When any payment becomes due and payable hereunder, the Employer, without notice, demand or any other action, may withhold payment and use the funds to offset any amounts owed by the Participant to the Employer.

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EXECUTION

IN WITNESS WHEREOF, Communications Sales & Leasing, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

COMMUNICATIONS SALES & LEASING, INC.

By	/s/ Kenneth A. Gunderman
Title	President and Chief Executive Officer
Dated	August 10, 2015

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Kenneth A. Gunderman, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Communications Sales & Leasing, Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant, CLEC business and Distribution Systems as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, its Consumer CLEC Business and Distribution Systems, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2015	By:	/s/ Kenneth A. Gunderman
Kenneth A. Gunderman
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Mark A. Wallace, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Communications Sales & Leasing, Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant, CLEC business and Distribution Systems as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, its Consumer CLEC Business and Distribution Systems, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 13, 2015	By:	/s/ Mark A. Wallace
Mark A. Wallace
Senior Vice President – Chief Financial Officer and Treasurer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of Communications Sales & Leasing, Inc. (the “Company”) for the period ending June 30, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to my knowledge, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2015	By:	/s/ Kenneth A. Gunderman
Kenneth A. Gunderman
President and Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of Communications Sales & Leasing, Inc. (the “Company”) for the period ending June 30, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to my knowledge, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 13, 2015	By:	/s/ Mark A. Wallace
Mark A. Wallace
Senior Vice President – Chief Financial Officer and Treasurer